Exhibit 2
EXECUTION VERSION
Stock Purchase Agreement
by and between
Bayer CropScience LP, as Purchaser,
and
Monsanto Company, as Seller
Relating to the Shares of
STONEVILLE PEDIGREED SEED COMPANY
Dated                   , 2007

Table of Contents

ARTICLE 1 DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Other Definitional and Interpretive Matters	11

ARTICLE 2 SALE AND PURCHASE OF SHARES		12
2.1	Sale and Purchase of Shares	12
2.2	Closing	12
2.3	Transactions to be Effected at the Closing; Deliveries	13

ARTICLE 3 CONSIDERATION		15
3.1	Consideration	15
3.2	Payment of Purchase Price	15
3.3	Closing Balance Sheet Audit	15
3.4	Purchase Price Adjustment	16

ARTICLE 4 TERMINATION		18
4.1	Termination of Agreement	18
4.2	Procedure Upon Termination	18
4.3	Effect of Termination	19

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLER		19
5.1	Organization and Good Standing	19
5.2	Authorization of Agreement	19
5.3	Ownership and Transfer of Shares	19
5.4	Litigation	19
5.5	Conflicts; Consents of Third Parties	20
5.6	Capitalization	20
5.7	Subsidiaries	21
5.8	Financial Statements	21
5.9	No Undisclosed Liabilities	22
5.10	Absence of Certain Developments	22
5.11	Taxes	24
5.12	Real Property	26
5.13	Tangible Personal Property	27
5.14	Intellectual Property and Company Technology	27
5.15	Company Germplasm	28
5.16	Genetically Modified Organisms	29
5.17	Material Contracts	30
5.18	Employee Benefit Plans	32
5.19	Labor	32
5.20	Compliance with Laws; Permits	34
5.21	Environmental Matters	35
5.22	Accounts Receivable	36

i

5.23	Inventories	37
5.24	Transactions with Affiliates	37
5.25	Insurance	37
5.26	Books and Records and Financial Controls	37
5.27	Sufficiency of Assets	38
5.28	Indebtedness	38
5.29	Bank Accounts	38
5.30	Product Warranties; Product Liabilities	38
5.31	Accounts Payable and Rebates	39
5.32	Financial Advisors	39
5.33	No Other Representations or Warranties; Schedules	39

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		39
6.1	Organization and Good Standing	39
6.2	Authorization of Agreement	40
6.3	Conflicts; Consents of Third Parties	40
6.4	Investment Representations	40
6.5	Litigation	41
6.6	Financial Advisors	41
6.7	Financing	41
6.8	Condition of the Business	41

ARTICLE 7 COVENANTS		41
7.1	Access to Information	41
7.2	Conduct of the Business Pending the Closing	42
7.3	Regulatory Approvals and Consents	44
7.4	Consents	45
7.5	Further Assurances; Notices	45
7.6	Preservation of Records	48
7.7	Confidentiality	48
7.8	Publicity	50
7.9	Use of Name	50
7.10	Employment and Employee Benefits	51
7.11	Supplementation and Amendment of Schedules	55
7.12	Transition Services	55
7.13	Continuation Contracts; Assigned Contracts; Business Assets and Restructuring	55
7.14	Nonsolicitation	56
7.15	Accounts Receivable	56
7.16	Pending Legal Proceedings	57

ARTICLE 8 CONDITIONS TO CLOSING		57
8.1	Conditions Precedent to Obligations of Purchaser	57
8.2	Conditions Precedent to Obligations of the Seller	58
8.3	Frustration of Closing Conditions	59

ii

ARTICLE 9 INDEMNIFICATION		59
9.1	Survival of Representations and Warranties and Covenants	59
9.2	Indemnification by Seller	60
9.3	Indemnification by Purchaser	60
9.4	Notice of Claim	61
9.5	Right to Contest Claims of Third Persons	61
9.6	Limitations on Indemnity	62
9.7	Characterization of Indemnity Payments	63
9.8	Injunctive Relief; Exclusive Remedies	63

ARTICLE 10 TAX MATTERS AND INDEMNIFICATION		64
10.1	Filing and Cooperation with Respect to Tax Returns	64
10.2	Tax Indemnification	65
10.3	Audits	66
10.4	Tax-Sharing Agreements	66
10.5	Certain Taxes and Fees	66

ARTICLE 11 MISCELLANEOUS		66
11.1	No Consequential Damages	66
11.2	Expenses	67
11.3	Entire Agreement; Amendments and Waivers	67
11.4	Governing Law and Jurisdiction	67
11.5	Notices	68
11.6	Severability	68
11.7	Binding Effect; Assignment	69
11.8	Non-Recourse	69
11.9	Counterparts	69

iii

Exhibits

Exhibit A	Release
Exhibit B	Assignment Agreement
Exhibit C	South Africa Agreement of Sale
Exhibit D	Key Employee Agreements
Exhibit E	Transition Services Agreement
Exhibit F	Continuation Contracts
Schedules
Schedule 1.1(a)	Current Assets
Schedule 1.1(b)	Current Liabilities
Schedule 1.1(c)	Excluded Assets
Schedule 1.1(d)	Excluded Properties
Schedule 1.1(e)	Knowledge of the Seller
Schedule 1.1(f)	NexGen Package
Schedule 1.1(g)	Permitted Exceptions
Schedule 1.1(h)	Stoneville Package
Schedule 3.3	Closing Balance Sheet — Procedures
Schedule 5.4	Litigation
Schedule 5.5(a)	No Conflicts — Seller
Schedule 5.5(b)	No Conflicts — Company
Schedule 5.5(c)	Consents and Notifications
Schedule 5.9	Undisclosed Liabilities
Schedule 5.10	Absence of Certain Developments
Schedule 5.11	Taxes
Schedule 5.12(a)	Real Property
Schedule 5.12(b)	Real Property — Lease to Others
Schedule 5.13	Tangible Personal Property
Schedule 5.14(a)	Company Intellectual Property
Schedule 5.14(b)	Intellectual Property — Title
Schedule 5.14(d)	Intellectual Property — Litigation

i

Schedule 5.14(e)	Intellectual Property — Defaults and Royalties
Schedule 5.15	Company Germplasm
Schedule 5.17(a)	Material Contracts
Schedule 5.18	Seller Benefit Plans
Schedule 5.19(a)	Employees
Schedule 5.20	Permits
Schedule 5.21	Environmental Matters
Schedule 5.22	Accounts Receivable
Schedule 5.23	Inventories
Schedule 5.24	Transactions with Related Persons; Affiliates
Schedule 5.25	Insurance
Schedule 5.27	Sufficiency of Assets
Schedule 5.28	Indebtedness
Schedule 5.29	Bank Accounts
Schedule 5.30	Product Warranties; Product Liabilities
Schedule 5.31	Rebates
Schedule 6.3(a)	No Conflicts — Purchaser
Schedule 6.6	Financial Advisors — Purchaser
Schedule 7.2	Conduct of the Business Pending Closing
Schedule 7.10(d)	Retention Plan
Schedule 7.10(i)	Annual Incentive Plan
Schedule 7.10(l)	Key Employees
Schedule 7.12	Transition Services

ii

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT, dated May 31, 2007 (the “Agreement”), by and between BAYER CROPSCIENCE LP, a Delaware limited partnership (“Purchaser”), and MONSANTO COMPANY, a Delaware corporation (the “Seller”).
W I T N E S S E T H:
          WHEREAS, the Seller owns all of the outstanding shares of Stoneville Pedigreed Seed Company, a Delaware corporation (the “Company”), consisting of 1,000 shares of common stock, par value $0.01 per share (the “Shares”);
          WHEREAS, the Company, in combination with the Seller and DSTC (as defined below), operates the “Stoneville” branded cotton seed business, consisting of research and development activities and production and sale activities, all relating to the sale of branded cotton seed in the United States (excluding the NexGen Package (as defined below), the “Business”);
          WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, the Business by purchasing the Shares free and clear of all Liens and upon the terms and conditions set forth in this Agreement;
          WHEREAS, prior to the purchase of the Shares by Purchaser, the Seller shall take or cause to be taken all actions necessary, as more specifically provided in this Agreement, to incorporate within the Company the assets and rights included in the Stoneville Package (as defined below) but not owned by the Company or DSTC on the date hereof; and
          WHEREAS, on the date hereof Bayer CropScience AG, a company organized under the laws of Germany and an Affiliate of the Purchaser (the “German Affiliate”), has delivered to the Seller a comfort letter whereby the German Affiliate has guaranteed to Seller that, subject to the terms and conditions set forth therein, upon the satisfaction of the conditions to Closing set forth in Section 8.1 of this Agreement, the German Affiliate will cause the Purchaser to purchase the Shares and pay the Purchase Price as contemplated by Sections 2.1 and 3.2 of this Agreement, respectively;
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Certain Definitions.
          (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Acquisition Date” means April 5, 2005, the date on which the Seller acquired the Company.
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, provided that, with respect to the Seller, “Affiliate” shall not include Delta and Pine Land Company with respect to any period up to and including the Closing Date; and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of Law.
          “Ancillary Agreements” means the Release, the Transition Services Agreement, each Continuation Contract and each agreement, document, instrument or certificate entered into or delivered in connection with the Closing of this Agreement (including any such items which may be delivered after the Closing Date pursuant to Section 2.3(b)), in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
          “Business Day” means any day of the year on which national banking institutions in New York, New York, U.S.A. and Frankfurt am Main, Germany are open to the public for conducting business and are not required or authorized to be closed.
          “Closing Date MAE” means a Material Adverse Effect which would result in a reduction of the net present value of the Company and DSTC taken as a whole (assuming consummation of the transactions contemplated by Section 7.13), or aggregate Losses or Liabilities of the Company and DSTC taken as a whole (assuming consummation of the transactions contemplated by Section 7.13), in an amount exceeding 20% of the Purchase Price.
          “COBRA” means the healthcare continuation provisions of Sections 601 to 607 of ERISA and Section 4980B of the Code, initially adopted as part of the Consolidated Omnibus Budget Reconciliation Act of 1985.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other national, federal, regional, state or local statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
          “Contamination” means the emission, discharge or release to, on, onto or into the Environment of, or exposure to, any Hazardous Substance and the effects of such emission, discharge, release or exposure, including the presence or existence of any such Hazardous Substance on or in any construction, building, premise, structure, fixture or the Environment.
          “Contract” means any contract, indenture, note, bond, lease, commitment, oral understandings (to the extent legally binding) or other legally binding agreement.
          “Current Assets” means the current assets of the Company and DSTC, determined in accordance with GAAP as provided on Schedule 1.1(a) (excluding cash and cash equivalents, plus accrued interest thereon, and current deferred Tax assets).
          “Current Liabilities” means the current liabilities of the Company and DSTC, determined in accordance with GAAP and as provided on Schedule 1.1(b) (excluding deferred Tax liabilities and income tax accruals), it being understood that neither the Company nor DSTC will have any indebtedness for borrowed money, or accrued interest thereon, or any restructuring reserve as of the Closing.
          “DSTC” means Delinting and Seed Treating Company, an Arizona corporation and a wholly-owned subsidiary of the Company.
          “Employee” means any person, who at the time of Closing, is employed by the Company or by DSTC or any person, who at the time of Closing, is employed by the Seller and principally engaged in the operations of the Business, the Company or DSTC.
          “Employee Benefit Plan” means any plan, program or arrangement defined in Section 3(3) of ERISA.
          “Environment” means navigable waters, waters of the contiguous zone, ocean waters, surface waters, groundwater, drinking water supply, land surface, soil, subsurface strata, outdoor and indoor air and any other environmental medium or natural resource.
          “Environmental Laws” means, collectively, any and all current Laws, directives, orders, authorizations, decrees, permits, binding plans or other enforceable mandates, proscriptions or prescriptions of any nature of a Governmental Body relating in any way to any Hazardous Substance, Contamination, protection of the Environment, protection of natural resources, or work place health and safety, including those relating to emissions, discharges, releases or threatened emissions, discharges or releases to, on, onto or into the Environment of, or exposures or threatened exposures to, any Hazardous Substance.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any entity that is a member of the “controlled group” as defined in Section 4001(a)(14) of ERISA, that includes the Seller or the Company.
          “Excluded Assets” means (a) the assets owned or leased by, or licensed to, the Seller or an Affiliate of the Seller (other than the Company or DSTC) which are not primarily used in the Business, including the assets set forth on Schedule 1.1(c), (b) except as expressly contemplated by this Agreement or any of the Continuation Contracts, any assets acquired directly or indirectly by the Seller pursuant to the Agreement and Plan of Merger, dated as of August 14, 2006, among the Seller, Monsanto Sub, Inc. and Delta and Pine Land Company, (c) the NexGen Package, (d) pension assets, (e) to the extent set forth in the Continuation Contracts, trait accounts receivable and (f) the Excluded Properties.
          “Excluded Liabilities” means any and all Liabilities relating to, arising from or in connection with: (a) any Liabilities incurred in connection with the transfer and/or assignment of rights and assets to the Company as contemplated by Section 7.13(c) other than any Liabilities to be transferred as contemplated by Section 7.13(c); (b) the ownership and use of the assets of, and the operation of the respective businesses of, the Excluded Subsidiaries, whether occurring prior to, at or after the Closing; (c) any Indebtedness incurred on or prior to the Closing Date by the Seller, the Company or DSTC; (d) the obligations to maintain and provide directors’ and officers’ and corporate liability insurance under Section 8.7(f) of the Agreement and Plan of Merger, dated as of February 15, 2005, by and among the Seller, EG Acquisition Co., Emergent Genetics, Inc. and International Seed Holdings, L.P.; (e) any and all pending or, to the Knowledge of the Seller, threatened Legal Proceedings as of the Closing Date, including the matter described on Schedule 5.4, but only to the extent Liability under such matter relates to events occurring prior to the Closing Date; (f) the Employee Benefit Plans sponsored or maintained by Seller or any of its ERISA Affiliates, and any related pension liabilities, (g) the Excluded Assets and (h) accounts payable relating to periods prior to the Closing Date (other than accruals to the extent reflected on the Closing Balance Sheet).
          “Excluded Properties” means the real properties set forth on Schedule 1.1(d), which are principally used in the Business on the date hereof but which Purchaser has declined to acquire, and the tangible assets located at such properties, including all manufacturing and agricultural equipment, tooling and fixed assets, personal property, materials, supplies, and other tangible property (other than cotton plant materials and related data included in the Stoneville Package).
          “Excluded Subsidiaries” means Stoneville International, Inc., a Tennessee corporation and a wholly-owned subsidiary of the Company, and its direct or indirect subsidiaries.
          “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
          “GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with the Seller’s practices and consistently applied on a fiscal year end basis, provided that the Seller’s practices shall in any event conform to generally accepted accounting principles in the United States.
          “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.
          “Governmental Antitrust Entity” means any Governmental Body with regulatory jurisdiction over enforcement of any applicable Competition Law.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether national, federal, regional, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator.
          “Hazardous Substance” shall mean any substance, compound or mixture whether solid, liquid or gaseous (a) that is subject to regulation by a Governmental Body; or (b) the presence, existence or threatened presence or existence of which could at any time give rise, under any theory of Law or equity existing at the time of Closing, to a Liability.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indebtedness” of any Person means, without duplication, (i) the principal of and accrued interest or premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, including any “earnout” or similar payments or any non-compete payments, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under any interest rate swap, hedging or similar agreements; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including Guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness, and (B) any and all amounts owed by the Company or DSTC to any of their Affiliates, including the Seller.
          “Intellectual Property” means all (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all Software and (v) certificates of plant variety protection, plant breeders rights or variety registrations or the like, applications therefor, and certifications issuing therefrom in any country.
          “IRS” means the U.S. Internal Revenue Service.
          “Knowledge of the Seller” means the knowledge obtained by each of those Persons identified on Schedule 1.1(e) after due inquiry and reasonable investigation has been made by each such Person, including due inquiry into and reasonable inspection of the Company and DSTC with respects to periods prior to the Acquisition Date.
          “Law” means any national, federal, regional, state or local law, statute, code, ordinance, rule or regulation of any Governmental Body, including any common law having the force or effect of law.
          “Legal Proceeding” means any demands, charges, complaints, judicial, administrative or arbitral actions, suits, proceedings, arbitrations, hearings or claims of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity).
          “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whether known or unknown, written or oral, regardless of when asserted) and including all off balance sheet loans and liabilities and costs and expenses relating thereto.
          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, covenant, security interest, claim, lease, charge, option, right of first offer or refusal, easement, servitude, transfer restriction, title defect, title retention agreement, voting trust agreement, community property interest or option.
          “Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Business, the Company and DSTC (taken as a whole), or (ii) a material adverse effect on the ability of the Seller or the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, in either case, other than an effect to the extent resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in economies or securities or financial markets in general in the United States or elsewhere; (ii) the effect of any change, including any change in Law, that generally affects any industry in which the Company or DSTC operates; (iii) the effect of any change arising in connection with natural disasters, drought or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Purchaser or its Affiliates as provided in this Agreement with respect to the transactions contemplated hereby or with respect to the Company or DSTC; (v) the effect of any changes in applicable accounting rules; (vi) the mere failure of the Company and DSTC to meet any of its internal projections; (vii) any disposition of assets of the Seller or the Company included in the NexGen Package to facilitate the granting of required regulatory approval as referred to in Section 7.3; (viii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement (excluding any Liabilities incurred in connection with the transfer and/or assignment of rights and assets to the Company as contemplated by Section 7.13(c) other than any Liabilities to be transferred as contemplated by Section 7.13(c)); (ix) the effect of any Legal Proceedings described in Section 7.16.
          “NexGen Package” means the following assets owned by the Seller or any of its Affiliates (including the Company and/or DSTC), together with the rights and obligations arising thereunder:
          (a) NexGen Germplasm. The cotton germplasm, cotton lines and cotton varieties listed on Schedule 1.1(f) under the heading “NexGen Germplasm.”
          (b) NexGen Real Property. The Company’s interest in the real estate set forth on Schedule 1.1(f) under the heading “NexGen Real Property.”
          (c) NexGen Intellectual Property. The Company’s interest in the Intellectual Property set forth on Schedule 1.1(f) under the heading “NexGen Intellectual Property,” together with (i) copies of performance and other test results, product descriptions and research data available to the Company, DSTC or the Seller, (ii) goodwill and (iii) trade secrets, in each case exclusively relating to such Intellectual Property.
          (d) NexGen Contracts. The Contracts set forth on Schedule 1.1(f) under the heading “NexGen Contracts.”
          (e) NexGen Other Assets. The assets set forth on Schedule 1.1(f) under the heading “NexGen Other Assets.”

          “Off-Site Contamination” means Contamination (i) at any real property previously owned, leased or operated (whether known or unknown) by the Seller, Company or DSTC or (ii) at any off-site location or locations to which the Seller, the Company or DSTC transported, arranged for the transportation of, disposed of, released or otherwise caused or allowed to be present Hazardous Substances or materials containing Hazardous Substances, generated by the Business, the Company or DSTC, or any third party manufacturer of the Business, the Company or DSTC, during the Seller’s, the Company’s or DSTC’s ownership or operation of the Business or the Company Property. Off-Site Contamination shall not mean or include the effects or results of migration outside or beyond the boundary lines of the Company Property.
          “On-Site Contamination” means Contamination exceeding applicable cleanup standards or remediation thresholds in, on, under or about or emanating or migrating from the Company Property. On-Site Contamination shall mean and include the effects or results of migration, or the threat of migration, outside or beyond the boundary lines of the Company Property.
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.
          “Ordinary Course of Business” means the ordinary and usual course of business of the Company and DSTC consistent with past custom and practice (including with respect to quantity and frequency), provided that in no event shall “Ordinary Course of Business” include any material breach of Law or Contract, material violation of any Permit or emission, discharge or release of, or exposure to, any Hazardous Substance resulting in Contamination exceeding applicable cleanup standards or remediation thresholds.
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
          “Permitted Exceptions” means, to the extent that they do not materially and adversely impact the value and utility of the affected property: (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (iv) title of a lessor under a capital or operating lease; (v) easements, covenants, rights of way and other similar restrictions of record; (vi) such other imperfections in title, charges, easements, rights of way, restrictions, defects, exceptions and encumbrances which do not materially and adversely impact the value or utility of the affected property; and (vi) the Liens set forth on Schedule 1.1(g).
          “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Software” means, except for “off-the-shelf” or “shrinkwrap” software, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

          “Stoneville Package” means (a) all assets owned by the Company or DSTC, (b) the assets owned or leased by, or licensed to, the Seller or another Affiliate of the Seller and primarily used in the Business and (c) the other assets set forth on Schedule 1.1(h), in each case together with the rights and obligations arising thereunder, but excluding in the case of each of (a), (b) and (c), (i) the Excluded Assets and (ii) the Excluded Liabilities. Without limiting the generality of the foregoing but subject to the foregoing exceptions and limitations unless expressly modified, the Stoneville Package includes the following assets:
          (1) Company Germplasm. Any and all cotton germplasm, cotton lines, cotton varieties and cotton breeding populations (i) owned by the Company, including, without limitation, those listed on Schedule 1.1(g) under the heading “Company Germplasm,” or (ii) owned by the Seller or its other Affiliates, in each case whether or not primarily used in the Business (collectively, the “Company Germplasm”).
          (2) Company Properties. The real estate set forth on Schedule 1.1(g) under the heading “Company Properties — Owned Real Estate” and the Company’s rights and interests as of the Closing Date in the real estate set forth on Schedule 1.1(g) under the heading “Company Properties — Leased Real Estate.”
          (3) Company Intellectual Property. The Intellectual Property set forth on Schedule 1.1(g) under the heading “Owned Intellectual Property,” together with (i) copies of performance and other test results, product descriptions and research data available to the Company, DSTC or the Seller, (ii) goodwill and (iii) trade secrets, in each case exclusively relating to the Business.
          (4) Company Technology. (i) Breeder records and/or notebooks, including pedigrees, relating to the Company Germplasm, identities of non-public lines of Company Germplasm in breeding and trial results, including yield results, subject to the inclusion of data relating to non-public lines of germplasm other than Company Germplasm which may be included in such records and the redaction of the identity of any such lines, existing fingerprints for Company Germplasm, and quality control data relating to the Company Germplasm, subject to the Seller’s right to keep under the control of its Law Department one copy of such quality control data and access to the identities of Company Germplasm in the trial results relating to the non-public lines of germplasm other than Company Germplasm (collectively, “Exclusive Company Technology”); and (ii) non-exclusive rights to all other procedures, methods, techniques, ideas, know-how, research and development, technical data, specifications, processes, creations, improvements, recordings, graphs, drawings, reports, analyses, molecular markers, genetic maps, genotypes, trial results relating to Company Germplasm and other germplasm, subject to the redaction of the identity of any non-public lines of germplasm other than the Company Germplasm, protocols, production guidelines and instructions, records to the extent embodying any of the foregoing, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, currently used at the manufacturing or breeding facilities included in the Company Properties whether owned by the Company, the Seller or any of their respective Affiliates (together with the Exclusive Company Technology, the “Company Technology”), but the term Company Technology shall in no event include (1) any matter that is in the public domain, (2) Intellectual Property or (3) any rights granted pursuant to any Continuation Contract (as defined below).

          (5) Company Contracts. (i) All Contracts, including supply and distribution agreements to which the Company is a party and (ii) the Contracts set forth on Schedule 1.1(g) under the heading “Assigned Contracts.”
          (6) Company Records. The stock record books, minute books, direct customer or direct distributor lists, and other information to the extent related to the operation of the Business which is in the possession of or available to the Seller (collectively, the “Business Records”).
          (7) Other Company Assets. The assets listed on Schedule 1.1(g) under the heading “Business Assets.”
          (8) Continuation Contracts. The rights granted to, and the obligations assumed by, the Company under the Continuation Contracts (as defined in Section 7.13(a)).
          “Target Net Working Capital” means Twenty Million Dollars ($20,000,000).
          “Tax” means (i) all national, federal, regional, state or local taxes, charges, fees, imposts, levies or other assessments in any jurisdiction, including all net income, gross receipts, alternative or add-on minimum tax, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property and estimated taxes, environmental or windfall profit tax, customs duties, fees, assessments and charges of any kind whatsoever, along with all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) as a result of any express or implied obligation to indemnify any other Person.
          “Tax Return” means any return, form, declaration, report, estimate, information return, schedule, notice, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Taxes.
          “Trade Secrets” means trade secrets relating to cotton breeding, including the pedigrees, and production in use in the Business but expressly excludes sales information.
          (b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accounting Firm	3.3
Accounting Referee	3.4(c)
Acquisition Transaction	7.14(a)
Agreement	Preamble
Annual Incentive Plan	7.10(i)
Antitrust Authorities	7.3(c)
Antitrust Division	7.3(c)
Assigned Contracts	7.13(b)

Term	Section
August 2006 Financial Statements	5.8(a)
Basket	9.6(b)
Business	Recitals
Business Assets	7.13(c)
Business Records	Definition of Stoneville Package
Closing	2.2
Closing Balance Sheet	5.8(a)
Closing Date	2.2
Closing Date MAE	8.1
Closing Financial Statements	5.8(a)
Closing Net Working Capital	3.4(a)
Closing Statement	3.4(a)
Company	Recitals
Company Balance Sheet	5.8(b)
Company Financial Statements	5.8(a)
Company Property or Company Properties	5.12(a)
Company Germplasm	Definition of Stoneville Package
Company Technology	Definition of Stoneville Package
Confidentiality Agreement	7.7(a)
Continuation Contracts	7.13(a)
Continuing Employees	7.10(a)
Covered Claim	9.6(a)
Deal Expenses	11.2
Exclusive Company Technology	Definition of Stoneville Package
Final Net Working Capital	3.4(e)
FTC	7.3(c)
General Enforceability Exceptions	5.2
German Affiliate	Recitals
HSR Forms	7.3(c)
Indemnified Party	9.4
Indemnifying Party	9.4
Indemnity Claim	9.6
Interim Financial Statements	5.8(a)
IRCA	5.19(n)
Key Employee Agreements	7.10(l)
Key Employees	7.10(l)
Leased Real Property	5.12(a)
Losses	9.2
Material Contracts	5.17(a)
Net Working Capital	3.4(a)
Net Accounts Receivable	7.15
Outside Date	4.1(a)
Owned Property or Owned Properties	5.12(a)
Ownership Tax Period	10.1(a)
Personal Property Lease	5.13
Pre-Closing Tax Period	10.2(a)

Term	Section
Purchase Price	3.1
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Incentive	7.10(i)
Purchaser Incentive Period	7.10(i)
Purchaser Indemnified Persons	9.2
Purchaser Plans	7.10(c)
Real Property Lease or Real Property Leases	5.12(a)
Rebates	5.31
Release	2.3(a)(ii)
Second Request	7.3(d)
Securities Act	6.4(a)
Seller	Preamble
Seller Benefit Plans	5.18
Seller Indemnified Persons	9.3
Seller-Provided Benefits	7.10(c)
Shares	Recitals
South Africa Agreement of Sale	2.3(b)(iv)
Special Representations	9.1(a)(ii)
Specified Breach	2.3(c)(vii)
Straddle Period	10.1(a)
Straddle Period Tax Return	10.1(a)
Subject Marks	7.9
Survival Period	9.1
Third Person	9.5(a)
Third Person Claim	9.5(a)
Title Company	7.5(d)
Transition Services Agreement	7.12
          1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:
               (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
               (b) Currency. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars.
               (c) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

               (d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
               (e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
               (f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
               (g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
               (h) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item for such item that underlies, and is reasonably ascertainable from, a number on such balance sheet or financial statements, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto, in all cases in accordance with GAAP.
               (i) Joint Authorship. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
SALE AND PURCHASE OF SHARES
          2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from the Seller, the Shares free and clear of all Liens whatsoever.
          2.2 Closing. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 or the waiver thereof by the party entitled to waive any such condition, the closing of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) will take place during business hours on a Business Day to be specified by the Seller (the “Closing Date”), which shall be (i) any date specified by the Seller during the seven (7) day period commencing on (and including) the date hereof; or (ii) if the Closing does not occur during such seven-day period, any date specified by Seller thereafter but which shall be subject to, at Purchaser’s reasonable request, no more than one calendar day’s advance notice; such Closing to take place at the offices of Willkie Farr & Gallagher, LLP, 787 Seventh Avenue, New York, NY 10019, unless another place in New York, New York, is reasonably designated by the Seller.
          2.3 Transactions to be Effected at the Closing; Deliveries.
               (a) At the Closing, the Seller shall deliver, or cause to be delivered:
          (i) to the Purchaser, original certificate(s) representing the Shares, accompanied by stock power(s) duly endorsed in blank in proper form for transfer;
          (ii) to the Purchaser, a Release, dated as of the Closing Date, in substantially the form set forth in Exhibit A (the “Release”), duly executed by the Seller;
          (iii) to the Purchaser, the Transition Services Agreement, duly executed by the Seller;
          (iv) to the Purchaser, each of the Continuation Contracts, duly executed by the Seller and the Company;
          (v) to the Purchaser, evidence of the termination of the Cotton Transformation Agreement, dated December 29, 1999, between the Seller and the Company, including the termination of all rights and obligations that by the terms of such agreement survive the termination thereof;
          (vi) to the Purchaser, an assignment agreement relating to the Assigned Contracts, in substantially the form set forth in Exhibit B;
          (vii) to the Purchaser, written resignations, or evidence of removal, of each director and officer of the Company and DSTC; and
          (viii) to the Purchaser, the officer’s certificate to be delivered by the Seller to the Purchaser at the Closing as set forth in Section 8.1.
               (b) In addition, the Seller shall deliver, or cause to be delivered, each of the following at the Closing, unless such document is unavailable after the use of commercially reasonable efforts, and, if not so available as of the Closing, promptly following the Closing (and the obligation to deliver each such document shall be a continuing obligation of the Seller until delivered):
          (i) to the Purchaser, a reasonably current long-form good standing certificate (or equivalent document) for the Company and DSTC issued by the secretary of state of each of their jurisdictions of incorporation and in each state in which they are qualified to do business as a foreign corporation;
          (ii) to the Purchaser, a copy of the certificate of incorporation (or equivalent document) of the Company and DSTC, certified by the secretary of state of each of their jurisdictions of incorporation, and a copy of the bylaws (or equivalent document) of the Company and DSTC, certified by an officer of the Company or DSTC, as applicable;

          (iii) evidence acceptable to the Purchaser that the Seller has assigned its rights, title and interest in all of the Business Assets to the Company free and clear of all Liens other than Permitted Exceptions in accordance with Section 7.13(c);
          (iv) to the Purchaser, a copy of the Agreement of Sale executed by Monsanto South Africa (Proprietary) Limited, in substantially the form set forth in Exhibit C (the “South Africa Agreement of Sale”);
          (v) to the Purchaser, a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by the Seller in a form reasonably satisfactory to the Purchaser;
          (vi) to the Purchaser, the original corporate record books and stock record books of the Company and DSTC;
          (vii) to the Purchaser, estoppel certificates, waivers, collateral access agreements and non-disturbance agreements relating to the Leased Real Property, as reasonably requested by the Purchaser or its lenders, each in a form reasonably acceptable to the Purchaser and its lenders; and
          (viii) such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby.
               (c) At the Closing, the Purchaser shall deliver, or cause to be delivered:
          (i) to an account designated by the Seller, the Purchase Price in accordance with Section 3.2;
          (ii) to the Seller, the Transition Services Agreement, duly executed by Purchaser;
          (iii) to the Seller, the Release, duly executed by Purchaser;
          (iv) to the Seller, each Key Employee Agreement, duly executed by Purchaser;
          (v) to the Seller, a copy of the South Africa Agreement of Sale executed by Bayer (Pty) Ltd.;
          (vi) to the Seller, all other documents and instruments required by this Agreement to be delivered by Purchaser to the Seller at the Closing as set forth in Section 8.2; and
          (vii) to the Seller, at the option of the Purchaser, a statement identifying in reasonable detail any facts or circumstances occurring between the date of this Agreement and the Closing, or of which the Purchaser has obtained knowledge during such period, and which indicates that (A) any of the representations or warranties of the Seller set forth in this Agreement or any of the Ancillary Agreements qualified as to materiality are not true and correct, or that any of those not so qualified are not true and correct in all material respects, at and as of the Closing Date (without regard to any supplement or amendment to the Schedules pursuant to Section 7.11) as though made on the Closing Date, or, in respect of any extent such representations and warranties which by their terms are made only as of an earlier date, any such representation or warranties qualified as to materiality were not true and correct, or those not so qualified were not true and correct in all material respects, on and as of such earlier date (without regard to any supplement or amendment to the Schedules pursuant to Section 7.11) or (B) that the Company or the Seller shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Such statement shall specify the applicable provisions of this Agreement in respect of which the Purchaser has determined that such misrepresentation, noncompliance or violation has occurred and, if known to the Purchaser, the estimated amount of any Losses which may result therefrom.
The Purchaser shall not, by proceeding with the Closing, be deemed to have waived any of its rights of indemnification set forth herein in respect of any matter referred to in the certificate, if any, delivered by the Purchaser under Section 2.3(c)(vii), any matter referred to in any supplement or amendment to the Schedules pursuant to Section 7.11, or any matter referred to in the certificate, if any, delivered by the Seller under Section 8.1(a) or 8.1(b) each, a “Specified Breach”; provided in no event shall the existence of a pending Legal Proceeding seeking to enjoin the transactions contemplated by this Agreement be deemed to be a Specified Breach.
ARTICLE 3
CONSIDERATION
          3.1 Consideration. The aggregate consideration for the Shares shall be Three Hundred Ten Million Dollars (US$310,000,000.00) (the “Purchase Price”), subject to adjustment as provided in Section 3.4.
          3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay by wire transfer of immediately available United States funds the Purchase Price into one or more accounts designated in writing by the Seller to Purchaser prior to the Closing; provided, however, that One Million Five Hundred Fifty-Eight Thousand Three Hundred Seven South African Rands (R1,558,307), representing the fair market value of the assets to be transferred pursuant to the South Africa Agreement of Sale, shall be paid by Bayer (Pty) Ltd. to Monsanto South Africa (Proprietary) Limited and an equivalent amount in U.S. Dollars, determined by reference to the noon buying rate posted by the Federal Reserve Bank of New York on the first Business Day immediately preceding the Closing Date, shall be deducted from the Purchase Price otherwise payable to the Seller hereunder.
          3.3 Closing Balance Sheet Audit. As promptly as practicable following the Closing (and in any event within ninety (90) days following the Closing), the Seller shall prepare, at its sole expense, the Closing Balance Sheet and cooperate with Deloitte & Touche LLP (the “Accounting Firm”) so that the Accounting Firm can perform an audit of the Closing Balance Sheet, with the value of the inventory being determined only taking into account inventory that complies with Section 5.23 and the value of accounts receivable being determined only taking into account accounts receivable that comply with Section 5.22. The Accounting Firm shall perform an audit of the Closing Balance Sheet pursuant to an engagement letter that the Accounting Firm will enter into with the Seller, and the fees and expenses of the Accounting Firm shall be paid by the Seller. In performing the audit of the Closing Balance Sheet, the Accounting Firm shall perform such procedures that enable it to express that the Closing Balance Sheet was established in conformity with GAAP and that the Closing Balance Sheet presents fairly, in all material respects, the financial position of the Company and DSTC as of Closing Date. The Closing Balance Sheet shall (a) be prepared in accordance with GAAP and the procedures set forth on Schedule 3.3, (b) shall include only Liabilities actually assumed by the Company or DSTC as of the Closing and assets actually owned by or transferred to the Company or DSTC as of the Closing, and (c) shall not include any allocations between the Company or DSTC, on the one hand, and the Seller or any of its Affiliates (other than the Company or DSTC), on the other hand. Promptly following completion of the audit of the Closing Balance Sheet, the Seller will deliver to the Purchaser a copy of the audit report, including the Closing Balance Sheet and the audit opinion.
          3.4 Purchase Price Adjustment.
               (a) As promptly as practicable, but no later than ten (10) days after the Accounting Firm completes the audit contemplated by Section 3.3, the Seller shall prepare and deliver to the Purchaser the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth the Seller’s calculation of Net Working Capital, which calculation shall be based upon the audited Closing Balance Sheet. The closing statement (the “Closing Statement”) shall present the aggregate consolidated Net Working Capital of the Company and DSTC as of the end of business on the Closing Date (“Closing Net Working Capital”). “Net Working Capital” means, as of the relevant date, the aggregate consolidated Current Assets, reduced by the aggregate consolidated Current Liabilities, of the Company and DSTC, determined in accordance with GAAP and as provided in the first sentence of Section 3.3. The preparation of the Closing Statement shall be for the sole purpose of calculating the Net Working Capital.
               (b) If Purchaser disagrees with the Seller’s calculation of Closing Net Working Capital delivered pursuant to Section 3.4(a), Purchaser may, within sixty (60) days after delivery of the Closing Statement, deliver a notice to the Seller disagreeing with such calculations and setting forth Purchaser’s calculation of such amount(s). Any such notice of disagreement shall specify those items or amounts as to which Purchaser disagrees, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Net Working Capital delivered pursuant to Section 3.4(a).
               (c) If a notice of disagreement shall be duly delivered pursuant to Section 3.4(b), the Seller and Purchaser shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Working Capital. If during such period, the Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause KPMG, New York, NY office (the “Accounting Referee”) to review the relevant portions of this Agreement and the disputed items or amounts for the purpose of calculating, as may be required, the Closing Net Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).

The Accounting Referee shall deliver to the Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculation of Closing Net Working Capital, which amount shall not be more than the amounts thereof shown in the Seller’s calculation delivered pursuant to Section 3.4(a) nor less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 3.4(b). Such report shall be final and binding upon the Seller and Purchaser. The Purchaser and the Seller shall each pay 50% of the fees and expenses of the Accounting Referee.
               (d) The Seller, Purchaser, the Company and DSTC shall, and shall cause their respective representatives (including the Accounting Firm) to, cooperate and assist in the analysis and audit of the Closing Balance Sheet as referred to in Section 3.3 and in the preparation of the Closing Statement and the calculation of, and resolution of disputes with respect to, Closing Net Working Capital referred to in this Section 3.4, including by making available, to the other parties books, records, work papers and appropriate personnel. Within ten (10) Business Days of the Closing Date, the Company, at the Seller’s expense, shall conduct a physical count and valuation, as of the Closing Date, of inventories complying with the requirements of Section 5.23 held by the Company for use in the Business. The Company shall permit the Seller, the Purchaser, the Accounting Firm and their respective accountants and other representatives reasonable access to the Company’s properties to observe such physical count and valuation. Such physical count and valuation shall be used, among other things, as a basis for determining the amount of the Current Assets for purposes of this Section 3.4.
               (e) If Final Net Working Capital exceeds the Target Net Working Capital, Purchaser shall pay to the Seller, in the manner provided in Section 3.4(f), the amount of such excess and, if the Target Net Working Capital exceeds Final Net Working Capital, the Seller shall pay to Purchaser the amount of such excess, in the manner provided in Section 3.4(f). Any such payment shall be considered to be an adjustment to the Purchase Price and shall be treated as such by the Seller and the Purchaser for all Tax purposes. “Final Net Working Capital” means the Closing Net Working Capital (i) as shown in Seller’s calculation delivered pursuant to Section 3.4(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.4(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Seller and Purchaser pursuant to Section 3.4(c), or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 3.4(c).
               (f) Any payment pursuant to this Section 3.4 shall be made in Dollars not later than five Business Days after the amount of such payment has been determined in accordance with this Section 3.4, by wire transfer by Purchaser or the Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. The amount of any payment to be made pursuant to this Section 3.4 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the average of the Three Month London Interbank Offered Rate during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE 4
TERMINATION
          4.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:
               (a) at the election of the Seller or Purchaser on or after August 14, 2007 (the “Outside Date”);
               (b) by mutual written consent of the Seller and Purchaser;
               (c) by the Seller or Purchaser if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use all legally and commercially reasonable efforts to promptly appeal any adverse determination which is not nonappealable (and diligently pursue such appeal);
               (d) by Purchaser if (i) the Seller or the Company fails to use commercially reasonable efforts, determined in light of the then-current status of the transactions contemplated by this Agreement, including, without limitation, the timing of the anticipated Closing, to cure any violation of any or their respective obligations hereunder after written notice from Purchaser of any such violation; (ii) the Seller or the Company shall be in violation of any of their obligations hereunder if such violation would result in a Closing Date MAE, and if such violation (if curable) is not cured within 20 days after the giving of written notice by Purchaser to the Seller or the Company (provided that if the violation complained of cannot reasonably be remedied in such 20-day period and the Seller is using commercially reasonable efforts to cure such violation, then such 20-day period shall be extended for so long as the Seller is continuing such commercially reasonable efforts), or (iii) there has been any event, change, occurrence or circumstance that renders any condition set forth in Section 8.1 incapable of being satisfied by the Outside Date;
               (e) by the Seller if (i) Purchaser fails to use commercially reasonable efforts, determined in light of the then-current status of the transactions contemplated by this Agreement, including, without limitation, the timing of the anticipated Closing, to cure any violation of its obligations hereunder after written notice from the Seller of any such violation; (ii) Purchaser shall be in material violation of any of its obligations hereunder, and if such violation (if curable) is not cured within 20 days after the giving of written notice by the Seller to Purchaser (provided that if the violation complained of cannot reasonably be remedied in such 20-day period and the Purchaser is using commercially reasonable efforts to cure such violation, then such 20-day period shall be extended for an additional 20-day period), or (iii) there has been any event, change, occurrence or circumstance that has had or reasonably would be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; or
               (f) by the Seller, as provided in Section 7.3.
          4.2 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Seller, or both, pursuant to Section 4.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase and sale of the Shares hereunder shall be abandoned, without further action by Purchaser or the Seller.
          4.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 4.1, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, the Seller or the Company; provided, that no such termination shall relieve either party hereto from liability for any breach of this Agreement occurring prior to the date of termination.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          The Seller hereby represents and warrants to Purchaser that:
          5.1 Organization and Good Standing. Each of the Company and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
          5.2 Authorization of Agreement. The Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been, and each Ancillary Document will be at or prior to Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto), this Agreement and each Ancillary Agreement constitute the legal, valid and binding obligations of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity (the “General Enforceability Exceptions”).
          5.3 Ownership and Transfer of Shares. The Seller is the legal and beneficial owner, and has good and marketable title to, the Shares, free and clear of any and all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and marketable title to the Shares, free and clear of all Liens.
          5.4 Litigation. There are no Orders or Legal Proceedings pending or, to the Knowledge of the Seller, threatened, that (a) could reasonably be expected to prohibit or restrain the ability of the Seller to enter into this Agreement or any Ancillary Agreement to which it is to be a party or to consummate the transactions contemplated hereby or thereby, (b) question the legality, validity or enforceability of this Agreement or the Ancillary Agreements to which the Seller is to be a party or any of the transactions contemplated hereby or thereby, or (c) that could, individually or in the aggregate, reasonably be expected to materially impair the Seller’s ability to perform on a timely basis its obligations under this Agreement or any Ancillary Agreement to which it is to be a party. Except as set forth on Schedule 5.4, there are no Orders or Legal Proceedings pending or, to the Knowledge of the Seller, threatened in writing, against, related to or affecting the Company, DSTC or the Business or the assets, liabilities or operations of either the Company or DSTC.
          5.5 Conflicts; Consents of Third Parties.
               (a) Except as set forth on Schedule 5.5(a), none of the execution and delivery by the Seller of this Agreement or any Ancillary Agreement to which it is to be a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of the Seller; (ii) any Contract or Permit to which the Seller, the Company or DSTC is a party or by which any of their properties or assets are bound; (iii) any Order applicable to the Seller, the Company or DSTC or by which any of their material properties or assets are bound; or (iv) any applicable Law.
               (b) Except as set forth on Schedule 5.5(b), none of the execution and delivery by the Company of any Ancillary Agreement to which it is to be a party, the consummation of the transactions contemplated thereby, or compliance by the Company with any of the provisions thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of the Company; (ii) any Contract or Permit to which the Seller, the Company or DSTC is a party or by which any of their properties or assets are bound; (iii) any Order applicable to the Seller, the Company or DSTC or by which any of their properties or assets are bound; or (iv) any applicable Law.
               (c) Except as set forth on Schedule 5.5(c) or expressly contemplated in Section 7.3(c), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller, the Company or DSTC in connection with the execution and delivery of this Agreement or any Ancillary Agreement by the Seller, or the execution and delivery of any Ancillary Agreement by the Company, or the consummation of the transactions contemplated hereby and thereby, except for compliance with the applicable requirements of any Law enforced by any Governmental Antitrust Entity regarding pre-acquisition notifications.
          5.6 Capitalization.
               (a) The authorized capital stock of the Company consists of 2,000,000 shares of common stock. The Shares represent all of the issued and outstanding capital stock of the

Company, all of which are held legally and beneficially by the Seller. All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person.
               (b) There is no existing option, warrant, call, right, subscription, claim of any character, obligations, Contract of any character or other commitments or any kind obligating the Company to issue, directly or indirectly, any additional shares of capital stock or equity securities. There are no securities of the Company outstanding which upon conversion or exchange would require the issuance, of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. Neither the Seller nor the Company is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company. There is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or make any investment in (in the form of a loan, capital contribution or otherwise) in any Person.
          5.7 Subsidiaries.
               (a) After giving effect to the transactions contemplated by Section 7.13(d), except for DSTC, as of the Closing, the Company will not have any Subsidiaries and the Company will not directly or indirectly own or have any capital stock or other equity interest in any Person. DSTC is a duly organized and validly existing corporation in good standing under the Laws of the State of Arizona. DSTC has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted. DSTC is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
               (b) The authorized capital stock of DSTC consists of 250,000 shares of common stock, without par value. DSTC has issued and outstanding 20,680 shares, all of which are held legally and beneficially by the Company free and clear of any and all Liens. All of the issued and outstanding shares of DSTC were duly authorized for issuance and are validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person. There is no obligation, contingent or otherwise, of DSTC to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of DSTC, or make any investment in (in the form of a loan, capital contribution or otherwise) in any Person.
          5.8 Financial Statements.
               (a) Attached as Schedule 5.8 are complete copies of: (a) the unaudited consolidated balance sheet of the Company and DSTC as of August 31, 2006, and the related consolidated statements of income of the Company and DSTC for the fiscal year then ended (collectively, the “August 2006 Financial Statements”); and (b) the unaudited consolidated balance sheets of the

Company and DSTC as of November 30, 2006 and as of February 28, 2007, and the related consolidated statements of income of the Company and DSTC for the fiscal quarters then ended (collectively, the “Interim Financial Statements”). Upon the completion of the audit contemplated by Section 3.3, the Seller shall deliver to the Purchaser an audited consolidated balance sheet of the Company and DSTC as of the Closing Date (the “Closing Balance Sheet”), and the related unaudited consolidated statements of income of the Company and DSTC for the period from September 1, 2006, through the Closing Date (together with the Closing Balance Sheet, the “Closing Financial Statements” and, together with the August 2006 Financial Statements and the Interim Financial Statements, the “Company Financial Statements”).
               (b) The information in the August 2006 Financial Statements has been derived from and prepared on the basis of the audited consolidated financial statements of the Seller for the fiscal year then ended, the information in the Interim Financial Statements has been prepared on the basis of the unaudited consolidated financial statements of the Seller for the fiscal quarters then ended, and the information in the Closing Financial Statements will be prepared on the basis of the unaudited quarterly interim consolidated financial statements of the Seller for the period from September 1, 2006, through the Closing Date to the extent available. The Company Financial Statements and the Closing Financial Statements are a carve-out from the consolidated financial statements of the Seller reflecting the direct expenses of the operations of the Business and do not include corporate management or administrative support costs. For purposes hereof, the consolidated balance sheet of the Company and DSTC as of August 31, 2006 is referred to herein as the “Company Balance Sheet.”
               (c) The August 2006 Financial Statements and the Interim Financial Statements have been prepared, and the Closing Financial Statements will be prepared, in accordance with GAAP and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and DSTC on a consolidated basis (including the NexGen Package) as of the dates and for the periods indicated therein, excluding corporate management or administrative support costs.
          5.9 No Undisclosed Liabilities. Except as set forth on Schedule 5.9, neither the Company nor DSTC has any material Liabilities of any kind not reflected in or reserved against in the Company Balance Sheet, other than Liabilities incurred in the Ordinary Course of Business after August 31, 2006.
          5.10 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 5.10, since August 31, 2006, the Seller, the Company and DSTC have conducted the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing sentence, since August 31, 2006, and except as contemplated by Section 7.13 or as set forth on Schedule 5.10, and except for any dividend of cash, neither the Business, nor the Company or DSTC has:
               (a) experienced any event, change, occurrence or circumstance that has had or reasonably could be expected to have a Material Adverse Effect;
               (b) declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of the Company or DSTC or repurchased, redeemed or otherwise acquired any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or DSTC, except for distribution to the Seller of shares of the Excluded Subsidiaries;
               (c) issued or sold any shares of capital stock or other securities of the Company or DSTC or granted options, warrants, calls, convertible securities or other rights to purchase or otherwise acquire shares of the capital stock or other securities or ownership interest of the Company or DSTC;
               (d) effected any recapitalization, reclassification, redemption, split, combination or like change in the capitalization of the Company or DSTC;
               (e) amended the articles of incorporation or bylaws or equivalent organizational documents of the Company or DSTC;
               (f) borrowed any amount or incurred or become subject to any Liability except (i) current Liabilities incurred in the Ordinary Course of Business, (ii) Liabilities under Contracts entered into in the Ordinary Course of Business and (iii) Liabilities to the Seller or other Affiliates of the Seller which will be discharged prior to the Closing;
               (g) except in the Ordinary Course of Business, (i) increased the annual level of compensation of any Employee, (ii) granted any bonus, benefit or other direct or indirect compensation to any Employee, (iii) increased the coverage or benefits available under any (or created any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the Employees or otherwise modified or amended or terminated any such plan or arrangement or (iv) entered into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amended any such agreement) to which the Company or DSTC is a party or involving any Employee, except, in each case, as required by the terms of any Seller Benefit Plans, and except for agreements and arrangements set forth on Schedule 5.18;
               (h) entered into or agreed to enter into any merger or consolidation with any corporation or other entity, or acquired any material amount of equity securities or other ownership interest of any other Person;
               (i) except in the Ordinary Course of Business, entered into or modified any Contract with the Seller or any Affiliate of the Seller (other than DSTC);
               (j) authorized any capital expenditures or commitments therefor in excess of $100,000 individually or $250,000 in the aggregate, which, as of March 14, 2007, remain open;
               (k) instituted or settled any Legal Proceeding that involved more than $175,000 or that provided for any non-monetary relief that would affect the operation of the Company or DSTC following the Closing;
               (l) experienced any material change in the relationship of the Company or DSTC with any of its material suppliers, customers, distributors, lessors, licensors, licensees or other third parties;

               (m) acquired any material properties or assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any of the material properties or assets of the Company or DSTC, except in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets;
               (n) created any Liens on any of the assets of the Company or DSTC, other than Permitted Exceptions;
               (o) made any loan or advance to any third party except in the Ordinary Course of Business;
               (p) licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Intellectual Property included in the Stoneville Package, other than in the Ordinary Course of Business;
               (q) engaged in any sale or distribution of products of the Business outside of the Ordinary Course of Business, including providing discounts, rebates or any other sales actions in order to incentivize distributors and customers to prematurely satisfy their needs for products of the Business for the 2007 season or the 2008 season;
               (r) taken any action the taking of which, or omitted any action the omission of which, could reasonably be expected to cause any condition set forth in Section 8.1 not to be satisfied at the Closing or prior to the Outside Date; or
               (s) committed or agreed to do any of the foregoing items (a) through (r).
          5.11 Taxes. Except as set forth on Schedule 5.11:
               (a) The Seller, the Company, DSTC and any Affiliated Group of which the Company or DSTC have been a part have filed all material Tax Returns that are required by applicable Laws to be filed by them with respect to the Company and DSTC, and such Tax Returns are complete and accurate in all material respects with respect to the Company and DSTC and were prepared in substantial compliance with all applicable Laws; provided, that the foregoing representation in respect of the Company and DSTC is limited to the Knowledge of the Seller to the extent it is applicable to any Affiliated Group of which the Company or DSTC may have been a member prior to the Acquisition Date. Neither the Company nor DSTC currently is the beneficiary of any extension of time within which to file any such Tax Return. The Company and DSTC have paid all Taxes which were shown as due and payable on any such Tax Return, other than those Taxes being contested in good faith through appropriate proceedings for which provision has been made, in accordance with GAAP, on the Company Balance Sheet. All material Taxes owed by any Affiliated Group of which the Company or DSTC has been a part since the Acquisition Date have been paid for each taxable period during which any of the Company or DSTC was a member of the group. No claim has ever been made by any Governmental Body in a jurisdiction where the Company or DSTC does not file Tax Returns that either it is or may be subject to taxation by that jurisdiction; provided, that the foregoing representation in respect of the Company and DSTC is limited to the Knowledge of the Seller to the extent it is applicable to any such claim made prior to the Acquisition Date.

               (b) All material Taxes which the Company and DSTC are required by Law to withhold and collect at or prior to Closing have been, or will have been prior to Closing, duly withheld, collected and paid over, in each case, to the proper taxing authorities to the extent due and payable.
               (c) None of the Seller, the Company or DSTC has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax Liabilities of the Company or DSTC for the taxable years prior to and including the most recent taxable year; provided, that the foregoing representation in respect of the Company and DSTC is limited to the Knowledge of the Seller to the extent it is applicable to any periods prior to the Acquisition Date.
               (d) Neither the Company nor DSTC is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.
               (e) Neither the Company nor DSTC is a party to any tax sharing agreement or arrangement, nor a transferee or successor to any Tax liability; provided, that the foregoing representation in respect of the Company and DSTC is limited to the Knowledge of the Seller to the extent it is applicable to any such transferee or successor liability incurred prior to the Acquisition Date.
               (f) No Liens for Taxes exist with respect to any of the assets or properties of Company or DSTC, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith through appropriate proceedings and for other immaterial amounts, and with respect to which an appropriate reserve is reflected on the Company Balance Sheet in accordance with GAAP.
               (g) All Taxes of the Company and DSTC which are due with respect to any completed and settled audit, examination or deficiency litigation with any taxing authority have been paid in full. There is no audit, examination, deficiency or refund litigation pending with respect to any Taxes of the Company or DSTC, and no Governmental Body or taxing authority has given (i) written notice of the commencement of (or its intent to commence) any audit, examination or deficiency litigation with respect to any such Taxes or (ii) any written request for information related to Tax matters. In respect of any ongoing audit, investigation and other proceedings by a tax authority, the Company or DSTC has, as the case may be, filed appropriate submissions defending itself against such action and Tax claim and believes that such action and claim can be successfully defended based on the filed submissions.
               (h) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or DSTC; provided, that the foregoing representation in respect of the Company and DSTC is limited to the Knowledge of the Seller to the extent it is applicable to such agreements or rulings entered into or issued prior to the Acquisition Date.
               (i) Neither the Company nor DSTC has constituted a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

               (j) Neither the Company nor DSTC (1) has entered into any transaction that constitutes a “listed transaction” under Treasury Regulation Section 1.6011-4(b)(2), (2) is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code section 280G (or any corresponding provision of state, local or foreign Tax Law) and (b) any amount that will not be fully deductible as a result of Code section 162(m) (or any corresponding provision of state, local or foreign Tax Law); or (3) has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Seller; provided, that the foregoing representation in respect of the Company and DSTC is limited to the Knowledge of the Seller to the extent it is applicable to any such above event occurring prior to the Acquisition Date.
          5.12 Real Property.
               (a) A complete list of (i) all real property and interests in real property owned in fee by the Company and DSTC (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases of real property by the Company or DSTC involving annual payments in excess of $75,000 (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”), in each case, after giving effect to the transactions contemplated by Section 7.13 and excluding the Excluded Properties, is set forth on Schedule 1.1(g) under the headings “Company Properties – Owned Real Estate” and “Company Properties – Leased Real Estate,” respectively. The Company and DSTC have, or will have after giving effect to the transactions contemplated by Section 7.13, good and valid fee title to all Owned Property as owned by the Company or DSTC and a valid leasehold interest in all property leased pursuant to the Real Property Leases (the “Leased Real Property”), in each case, free and clear of all Liens except Permitted Exceptions. Except as set forth on Schedule 5.12(a), neither the Seller nor the Company or DSTC use any Real Property (owned, leased or otherwise) other than the Company Properties, the Excluded Properties and other facilities of the Seller or its other Affiliates in connection with the operation of the Business. To the Knowledge of the Seller, (i) neither the Seller, nor the Company, nor DSTC is in default in any material respect under any Real Property Lease, and (ii) no event has occurred that with notice or lapse of time, or both, would constitute a material default by the Seller, the Company or DSTC under any of the Real Property Leases. To the Knowledge of the Seller, no other party to any of the Real Property Leases is in material default thereunder.
               (b) Except as set forth on Schedule 5.12(b), the structures, improvements and fixtures at or upon the Company Properties, including roofs and structural elements thereof and electrical, plumbing, heating, ventilation, air conditioning and similar units and systems, have to date been reasonably maintained and are in good operating condition for their intended use subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction.
               (c) Except as set forth on Schedule 5.12(c), there are no Contracts to which the Seller, the Company or DSTC is a party or by which any of the Company Properties are bound granting to any Person the right of use or occupancy of any portion of the Company Properties.

          5.13 Tangible Personal Property. Except as set forth on Schedule 5.13, the Company and DSTC have, or will have after giving effect to the transactions contemplated by Section 7.13, good and marketable title to, or a valid leasehold interest in, all of the tangible personal property and assets included in the Stoneville Package, free and clear of all Liens other than Permitted Exceptions. Schedule 5.13 sets forth all leases of personal property used in the Business by the Seller, the Company or DSTC involving annual payments in excess of $75,000 (the “Personal Property Leases”).
          5.14 Intellectual Property and Company Technology.
               (a) Schedule 1.1(h) lists, under the heading “Company Intellectual Property,” all Intellectual Property owned by the Company or DSTC as of the date hereof that has been registered or issued or for which a certificate has been sought or granted or a patent application or application to register has been filed.
               (b) Except as set forth on Schedule 5.14(b), (i) the Company and DSTC own or have valid and enforceable licenses to use all Intellectual Property included in the Stoneville Package and all Company Technology free and clear of any Liens which would adversely affect the use thereof by the Company or DSTC, (ii) neither the Seller nor the Company or DSTC has licensed or transferred ownership rights in any Intellectual Property included in the Stoneville Package or any Exclusive Company Technology to any Person during the last twenty-four (24) months except in the Ordinary Course of Business, and (iii) all Company Technology and Intellectual Property rights that were owned or licensed to the Company or DSTC on the Acquisition Date, except for any Intellectual Property or Company Technology which has been abandoned or determined to be no longer useful in the operation of the Business, continues to be owned by or licensed to the Company or DSTC, and will continue to be owned by or licensed to the Company or DSTC, to the same extent and on the same terms as on the Acquisition Date.
               (c) The consummation of the transactions contemplated under this Agreement do not require consent of any third party under, will not constitute a default under or provide a basis for termination or change in the terms of, any license or agreement relating to Intellectual Property or Company Technology included in the Stoneville Package. There is, and after Closing there will be, no impediment to assignment or other transfer of the ownership or licensed rights of the Company or DSTC in Intellectual Property included in the Stoneville Package or any Company Technology, except as set forth in or referred to in the Ancillary Agreements.
               (d) Except as set forth on Schedule 5.14(d), (i) to the Knowledge of the Seller, the operation of the Business and the use of the Intellectual Property included in the Stoneville Package and the Company Technology do not infringe, and after Closing will not infringe, the rights of any third party, and (ii) neither the Seller, nor the Company or DSTC has received any written threat or claim, or been involved in any Legal Proceeding charging, that the operation of the Business infringes the rights of any third party or will infringe the rights of any third party after the Closing, and neither the Seller, nor the Company or DSTC is aware of any basis for such claim or threat. Except as set forth on Schedule 5.14(d), no item of Intellectual Property included in the Stoneville Package or any Company Technology (1) has been the subject of any Legal Proceeding, (2) to the Knowledge of the Seller, is subject to any threatened Legal Proceeding, (3) has been licensed to a third party, or (4) to the Knowledge of the Seller, is being infringed by any Person; provided that, with respect to Company Technology, the representation set forth in the immediately preceding clause (3) shall be limited to Exclusive Company Technology.
               (e) Except as set forth on Schedule 5.14(e), (i) there has been no default under, and no event has occurred that with notice or lapse of time, or both, would constitute a default under, any Intellectual Property license or agreement included in the Stoneville Package or any Company Technology, and (ii) no royalties must be paid with respect to Intellectual Property included in the Stoneville Package or any Company Technology, either before or after Closing.
               (f) The Intellectual Property included in the Stoneville Package and the Company Technology constitute all of the Intellectual Property rights and technology necessary to be owned, leased or licensed for the conduct of the Business in the manner and to the extent now conducted, subject to any claims which might successfully be asserted under the matter referred to on Schedule 5.4.
               (g) There are no Trade Secrets related to the Business as currently conducted other than the Trade Secrets included in the Company Technology or contemplated by the Continuation Contracts. To the Knowledge of the Seller, except as may be addressed in the Continuation Contracts, the continued use of the Trade Secrets included in the Company Technology or contemplated by the Continuation Contracts will not infringe or misappropriate the trade secret rights of any third party.
          5.15 Company Germplasm. Except as set forth on Schedule 5.15:
               (a) for all commercial lines of Company Germplasm, the Company or DSTC has secured plant variety protection registrations or Patents, or has applications pending for such Intellectual Property rights that are necessary to protect the exclusivity of such lines, (ii) for all development lines of Company Germplasm, the Company or DSTC has taken all commercially reasonable steps to secure the confidentiality and novelty of such lines in order to protect them properly, and (iii) following the Closing, Seller shall not have any right or interest in or to any of the Company Germplasm, except rights retained or granted to the Seller as provided in the Ancillary Agreements;
               (b) the Company (i) is, or will be on or prior to the Closing Date, the sole legal and beneficial owner of the Company Germplasm and all related Intellectual Property rights or Trade Secrets, (ii) has been, or will be on or prior to the Closing Date, granted, by a written agreement, all such Intellectual Property rights or Trade Secrets as may be required in connection with the use by the Company or DSTC of the Company Germplasm, or (iii) has obtained and utilized the Company Germplasm under the Breeders Exemption of the 1991 UPOV Convention and counterpart national legislation (including the U.S. Plant Variety Protection Act of 1994) at the time it was obtained and the Company Germplasm is not, to the Knowledge of the Seller, the subject of any issued or pending U.S. Utility Patent application owned by a third party;
               (c) the use of the Company Germplasm by the Company, DSTC or their Affiliates (including, after the Closing, by Purchaser or its Affiliates) for breeding does not infringe any

Intellectual Property rights or Trade Secrets of, or require any royalty payments to, any third party; and
          (d) to the Knowledge of the Seller, the acquisition and use of the Company Germplasm by the Seller, the Company and DSTC prior to the Closing Date: (i) did not infringe on the Intellectual Property rights or Trade Secrets of any third party; (ii) did not involve the misappropriation of the Intellectual Property rights or Trade Secrets of any third party; (iii) was not in breach of any confidential, fiduciary, partnership, master-servant or agency relationship arising under Law; (iv) was not in breach of any obligation arising under any material Contract to which the Seller, the Company or DSTC is a party and was not in breach of any obligation arising under any Contract, regardless of the identity of the parties to such Contract; (v) did not involve any trespass to land or buildings used or occupied by third parties; and (vi) was not in violation of any applicable Laws.
     5.16 Genetically Modified Organisms.
          (a) Seller’s quality assurance and stewardship manuals, including manuals for each cotton elite event, that relate to the Stoneville Package are attached hereto as Schedule 5.16(a) (the “Seller Manuals”). Each of the Seller, the Company and DSTC has developed, implemented and is complying globally with quality assurance and stewardship practices and procedures with respect to the Business, including those practices and procedures described in the Seller Manuals, which are intended, among other things, to prevent the unlawful adventitious presence of regulated and deregulated transformation events in its research and commercial cotton seed materials, including the testing of foundation commercial seed materials used in the Business.
          (b) Neither the Seller in connection with the Business, nor the Company or DSTC has handled seed or any other biological material, or delivered seed or any other biological material to any third-party, containing a regulated transformation event without all appropriate regulatory permits and approvals being in place, or handled or delivered seed or any other biological material that has not been handled and used in all respects in compliance with the Seller Manuals. The Seller in connection with the Business, the Company and DSTC have each taken commercially reasonable efforts to ensure that their respective third-party contractors have complied with Laws applicable to unintended regulated or deregulated transformation events and the procedures set forth in the Seller Manuals. The Seller with respect to the Business, the Company and DSTC have implemented reasonable procedures designed to audit such compliance by third-party contractors, and, to the Knowledge of the Seller, no third-party contractor has violated any such Laws or procedures.
          (c) To the Knowledge of the Seller there are no market claims or reports of the presence of unintended regulated transformation events or unlawful levels of unintended deregulated transformation events in the seeds or any other biological material of the Business or of the Company or DSTC or in materials derived from such seeds or biological material.
          (d) The Company and DSTC (i) discontinued sales of products containing any bromoxynil tolerant cotton transformation event prior to December 31, 2004, (ii) have notified their licensees of such discontinuation and (iii) have made commercially reasonable efforts to notify appropriate licensees, distributors, growers and regulators and to direct appropriate product disposition of all materials containing bromoxynil tolerant cotton events in an effort to prevent any additional plantings. The Company and DSTC have received certain certificates of the product disposition of such bromoxynil tolerant cotton seed which are described on Schedule 5.16(d).
          (e) Each of the Seller, the Company and DSTC has no Liability arising out of an injury to individuals, property or the Environment as a result of the manufacture, ownership, possession or use of any biological material designed, manufactured, sold, leased, delivered, or otherwise distributed by the Business containing any genetically modified organisms, including resulting from the emission, discharge, or release to, on, onto or into the Environment of, or exposure to any genetically modified organisms and adventitious or unintended transformation events present in those genetically modified organisms.
          (f) The representations and warranties in this Section 5.16 are the only representations and warranties of the Seller regarding regulated transformation events and unintended transformation events present in genetically modified organisms, and no other representations in this Article 5 shall be deemed to apply to any such matters.
     5.17 Material Contracts.
          (a) Schedule 5.17(a) sets forth each of the following Contracts (and in the case of an oral Contract, the material terms of such Contract) included in the Stoneville Package (collectively, the “Material Contracts”):
          (i) Contracts with any stockholders or any current or former officer, director or employee of the Company or DSTC or any Affiliate of the Company or the Seller (other than DSTC);
          (ii) Contracts or collective bargaining agreements with any labor union or association representing any employee of the Business or of the Company or DSTC;
          (iii) Contracts for the purchase, sale or lease of real property for an acquisition price in excess of $125,000 or annual lease rate in excess of $75,000;
          (iv) Contracts for the sale, after August 31, 2006, of any of the assets of the Business or of the Company or DSTC for consideration in excess of $150,000, other than the sale of products in the Ordinary Course of Business;
          (v) Contracts relating to the acquisition by the Business or the Company or DSTC of any operating business or the capital stock of any other Person, in each case for consideration in excess of $150,000;
          (vi) Contracts evidencing the incurrence or the Guarantee of Indebtedness or off balance sheet obligations and Liabilities, or the granting of Liens on any assets of the Business or of the Company or DSTC or the making of any loans by the Company or DSTC, in any such case in excess of $125,000;

          (vii) Contracts containing covenants materially limiting the freedom of the Business or the Company or DSTC to compete in any line of business or with any Person in any geographic area or market or which would, by their terms, in any way restrict any other Affiliates of the Company;
          (viii) Contracts obligating the Company or DSTC for the future or ongoing purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including computer hardware or software or other property or services), other than in the Ordinary Course of Business;
          (ix) Contracts granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of the Business or the Company or DSTC;
          (x) Contracts containing a “most favored nation” pricing agreement, special warranties, agreements to take back or exchange goods, consignment arrangements or similar understandings with any customer or supplier which are not made available to all other customers or suppliers;
          (xi) Contracts involving a retailer, distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Business or the Company or DSTC at will or by giving notice of 30 days or less, without liability;
          (xii) Contracts establishing a joint venture or partnership or involving the sharing of any amount of profits, losses, costs or liability of the Business or by the Company or DSTC with any other Person;
          (xiii) consultant Contracts and Contracts involving management services, support services or any other similar services not entered into in the Ordinary Course of Business;
          (xiv) Contracts relating to the acquisition or divestiture of cotton germplasm, cotton traits, cotton varieties, cotton lines or cotton breeding populations or rights to cotton germplasm, cotton traits, cotton varieties, cotton lines or cotton breeding populations for the products of the Business, the Company or DSTC, including any such products which are currently planned for production;
          (xv) Contracts granting a power of attorney to any Person authorizing such Person to take any actions which could materially affect the operations of the Business or the financial condition of the Company or DSTC;
          (xvi) Contracts containing any change-in-control, assignment, default or other similar provisions that may be implicated by the transactions contemplated by this Agreement; and
          (xvii) any other Contracts which require the expenditure of more than $125,000 in the aggregate or require performance by the Company or DSTC more than one year from the date hereof that, in either case, are not terminable by the Company or DSTC at will or upon giving 90 days’ or less notice without liability.
          (b) The Seller has made available to Purchaser true, correct and complete copies of each Material Contract, except for amendments and schedules not in the Seller’s, the Company’s or DSTC’s possession, which are not material. None of the Seller, the Company nor DSTC is in default under any Material Contract, and to the Knowledge of the Seller, no event has occurred that with notice or lapse of time, or both, would constitute a default by the Seller, the Company and DSTC under any Material Contract. Each of the Material Contracts is a valid, binding and enforceable obligation of the Seller, the Company or DSTC party thereto and will be a valid, binding and enforceable obligation of the Company or DSTC party thereto immediately following the Closing, subject to the General Enforceability Exceptions. To the Knowledge of the Seller, each of the Material Contracts is a valid, binding and enforceable obligation on the other parties thereto, subject to the General Enforceability Exceptions. Neither the Seller, nor the Company or DSTC has released any of its rights under any Material Contract, and no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of the Seller, threatened to terminate, cancel or not renew any Material Contract.
     5.18 Employee Benefit Plans. Schedule 5.18 contains a true and complete list of each Employee Benefit Plan and all stock purchase, stock option, non-competition, severance, employment, change of control, bonus, incentive or deferred compensation benefit plans, agreements, programs or policies, whether or not subject to ERISA, sponsored by the Seller or its ERISA Affiliates and for which Employees are eligible immediately prior to the Closing. All such plans, agreements, programs, policies and arrangements are collectively referred to herein as “Seller Benefit Plans.” The Company does not sponsor or maintain any employee benefit plan, program or arrangement nor does it have any employees. Copies of all of the written plans and agreements described in Schedule 5.18 have been made available to Purchaser.
     5.19 Labor.
          (a) Schedule 5.19(a) is a true, correct and complete list of the names, positions and rates of compensation of all full-time Employees showing each such person’s name, position, status as exempt/non-exempt, annual incentive and bonus opportunity and vehicle assignment for the current fiscal year, and annual incentive and bonus payments for each of the three most recent fiscal years of the Seller. Each of the Employees employed in the U.S. is eligible to participate in the Seller Benefit Plans in accordance with the terms of each such plan. No Employee has given written notice to the Seller to terminate his or her employment with the Seller. The employment of each of the Employees is “at will”.
          (b) Neither the Company nor DSTC is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or DSTC and neither the Company nor DSTC has any duty to bargain with any labor organization. To the Knowledge of the Seller, there are no activities or proceedings of any labor union to organize Employees. There are no current (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Seller, threatened against or involving the Company or DSTC, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Seller, threatened by or on behalf of any Employee or group of Employees.
          (c) Except as set forth on Schedule 5.4, to the Knowledge of the Seller, there are no Legal Proceedings, including proceedings before the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. Department of Justice or the U.S. Occupational Health and Safety Administration, with respect to or relating to the terms and conditions of employment of the Employees.
          (d) Neither the Company nor DSTC is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to Employees or employment practices. Neither the Company nor DSTC nor any of their respective executive officers have received within the past two years any notice of intent by any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or DSTC and, to the Knowledge of the Seller, no such investigation or inquiry is in progress.
          (e) Neither the Company nor DSTC is liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business and consistently with past practice). Except as set forth on Schedule 5.4, there are no pending claims against the Company or DSTC under any workers’ compensation plan or policy or for long term disability.
          (f) Except as provided in Section 7.10 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby nor any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any Person for which Purchaser, the Company and/or DSTC will incur Liability, (ii) materially increase any benefits otherwise payable by the Company or DSTC and for which Purchaser, the Company and/or DSTC will incur Liability, (iii) result in the acceleration of the time of payment or vesting of any such benefits for which Purchaser, the Company and/or DSTC will incur Liability, (iv) increase the amount of compensation due to any Person for which Purchaser, the Company and/or DSTC will incur Liability, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or DSTC to any Person for which Purchaser, the Company and/or DSTC will incur Liability.
          (g) To the Knowledge of the Seller, no Employee or current officer or director of the Company or DSTC is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such Employee, officer or director and any other Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer or director of the Company or DSTC or (ii) the ability of the Company and DSTC to conduct the business now being conducted by them.
          (h) To the Knowledge of the Seller, no Employee or current officer or director of the Company or DSTC is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer.
          (i) True, correct and complete copies have been made available to Purchaser of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company or DSTC.
          (j) The Company and DSTC are in compliance in all material respects with all Laws applicable to their respective employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, employee and independent contractor classifications, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
          (k) Neither the Company nor DSTC is indebted to any stockholder, director, officer, employee or agent of the Seller principally engaged in the operations of the Company or DSTC, except for amounts due as normal salaries, wages, employee benefits and bonuses, and in reimbursement of ordinary expenses on a current basis.
          (l) No Employee nor any officer, director, or consultant of the Company or DSTC is indebted to the Company or DSTC, except for advances for ordinary business expenses on a basis consistent with past practices.
          (m) With respect to the Employees, during the last 12 months, there has been no mass layoff, plant closing, or shutdown that implicates the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law.
          (n) To the Knowledge of the Seller, all current Employees who work in the United States are, and all former employees of the Company and DSTC who worked in the United States whose employment terminated, voluntarily or involuntarily, within the three years prior to the date of this Agreement, were legally authorized to work in the United States. The Seller, the Company and DSTC have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for any Employee hired prior to the date of this Agreement. Further, at all times prior to the date of this Agreement, the Company and DSTC were in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.
     5.20 Compliance with Laws; Permits.
          (a) (i) The Seller, the Company and DSTC are in compliance in all material respects with all Laws of any Governmental Body applicable to the Business or the operations of the Company and DSTC, including zoning Laws, and (ii) neither the Seller, nor the Company or DSTC has received any written notice of or been charged with the violation of such Laws.
          (b) Schedule 5.20 sets forth a true and complete list and description of all material Permits held by the Seller, the Company or DSTC and held or used in the conduct of the Business, other than any such Permits exclusively relating to the Excluded Properties. Except as set forth on Schedule 5.20, (i) the Company and DSTC currently have all material Permits which are required for the operation of their respective businesses as presently conducted, (ii) neither the Company nor DSTC is in material default or violation of any term, condition or provision of any such material Permit, and (iii) to the Knowledge of the Seller, there is no threatened termination, expiration, suspension, withdrawal or revocation of any of such material Permits.
          (c) Neither the Seller, nor the Company or DSTC, nor any director, officer, agent or employee of the Seller, the Company or DSTC, has, acting in connection with the Business or on behalf of the Company or DSTC, (i) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization, in violation of the FCPA or (ii) otherwise taken any action which would cause the Seller in connection with the Business or the Company or DSTC to be in violation of the FCPA.
          (d) Neither the Seller in connection with the Business nor the Company or DSTC, nor any director, officer, agent or employee of the Company or DSTC, has, acting on behalf of the Company or DSTC violated any applicable Law pertaining to export controls, antiboycott restrictions or trade sanctions.
     5.21 Environmental Matters. Except as set forth on Schedule 5.21 hereto and except to the extent exclusively relating to the Excluded Properties:
          (a) The operations of the Business, the Company and DSTC are in material compliance with all applicable Environmental Laws.
          (b) The Company and DSTC currently hold all material Permits required by Environmental Laws: (i) in order to operate the Business and conduct the operations of the Company and DSTC as currently operated by the Seller, the Company and DSTC; (ii) for operation of the Business at the Company Property; and (iii) for any ongoing alterations or improvements to the Company Property. To the extent necessary for the continued operation of the Business, applications for renewal Permits have been submitted on a timely basis.
          (c) Neither the Seller, nor the Company or DSTC is the subject of any outstanding Order or Contract with any Governmental Body pursuant to Environmental Laws which imposes or seeks to impose Liability with respect to the Business or on the Company or DSTC.
          (d) Neither the Seller, nor the Company or DSTC is subject to any pending claims or Legal Proceedings or claims threatened in writing alleging On-Site Contamination, Off-Site Contamination, or noncompliance with or actual or potential Liability under Environmental Laws with respect to the Business or has received any written communication alleging On-Site Contamination, Off-Site Contamination or noncompliance with or actual potential Liability under any Environmental Law with respect to the Business.
          (e) No On-Site Contamination exists on, about, under or beneath the Company Property and no Contaminations exceeding applicable cleanup standards or remediation thresholds exists on, about or under any other real property owned, leased or used in connection with the Business at any time prior to the Closing.
          (f) Neither the Seller, nor the Company nor DSTC has received written notice of and to the Knowledge of the Seller there is no pending or, to the Knowledge of the Seller, threatened:
          (i) claim, demand, investigation, enforcement action, Liability, or other action instituted or threatened against the Company, DSTC or Company Property by a Governmental Body with respect to the Business pursuant to any Environmental Law;
          (ii) claim, demand, notice, suit or action, made or threatened by any Person against the Company, DSTC or Company Property relating to (A) any form of Liability, damage, loss or injury resulting from, or claimed to result from, Contamination on, about, beneath or arising from the Company Property or (B) any alleged violation of Environmental Law by the Company or DSTC or the Seller with respect to the Business; or
          (iii) communication to or from any Governmental Body arising out of or in connection with actual or alleged Contamination under, on, about or beneath the Company Property or arising in connection with the operation of the Business or the operations of the Company or DSTC, including any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule.
          (g) Neither the Company nor DSTC has contractually assumed, undertaken or otherwise become subject to any Liability of any other Person relating to or arising from any Environmental Law.
          (h) There are no investigations of (A) the Business, (B) the operations of either the Company or DSTC, or (C) currently or previously owned, operated or leased property of the Business, the Company or DSTC pending or threatened which could reasonably be expected to result in the Company or DSTC incurring Liability pursuant to any Environmental Law.
          (i) The representations and warranties in this Section 5.21 are the only representations and warranties of the Seller regarding environmental matters, and no other representations in this Article 5 shall be deemed to apply to any such matters.
     5.22 Accounts Receivable. The accounts receivable of the Business, the Company and DSTC, to the extent not yet paid in full, are valid, genuine and existing and arose from bona fide sales of products or services in the Ordinary Course of Business as to which full performance has been rendered by the Business, the Company or DSTC as applicable. There are no disputes with respect to any material portion of the accounts receivable reflected on the Company Balance Sheet that have not been reserved for in the Company Balance Sheet. The reserve on the Company Balance Sheet against the accounts receivable for returns and bad debts is reasonable and has been calculated in accordance with GAAP. All of the accounts receivable of the Business, the Company and DSTC are, in the aggregate, collectible in full, net of the reserve therefor reflected on the Company Balance Sheet, in the Ordinary Course of Business. No counter claims, defenses or offsetting claims with respect to any material portion of the accounts receivable of the Business, the Company or DSTC are pending or, to the Knowledge of the Seller, threatened. Neither the Seller nor the Company or the DSTC has agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of its accounts receivables outside of the Ordinary Course of Business. Except as set forth on Schedule 5.22, all of the accounts receivable of the Business, the Company and DSTC have arisen in the Ordinary Course of Business.
     5.23 Inventories. Inventory held by the Company and DSTC consists of the varieties set forth on Schedule 5.23 and is usable and salable in the Ordinary Course of Business (in terms of both quantity and quality), is not physically damaged or obsolete and is fit for the purpose for which it was produced, subject, in each case, to reserves, if any, for inventory write-down set forth in the Company Balance Sheet. All inventory held by the Company and DSTC has been valued at the lower of cost or market, and all reserves have been calculated, in accordance with GAAP. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are sufficient but not excessive, and are reasonable in the present circumstances of the Company and DSTC. Without limiting the foregoing, the inventory of the Company meets or exceeds the Company’s published specifications and generally accepted industry product quality standards.
     5.24 Transactions with Affiliates. Except as set forth on Schedule 5.24, (i) the Company is not party to, or otherwise bound by, any Contract with the Seller or any of its Affiliates (other than DSTC) which will be in effect at Closing and (ii) the Company will not, as of the Closing Date, have any Liabilities, contractual or otherwise, owed to or owing from, directly or indirectly, any Affiliate of the Company (other than DSTC).
     5.25 Insurance. Neither the Company nor DSTC maintains any separate insurance policies, except for the title insurance referred to on Schedule 5.25. Schedule 5.25 describes the insurance policies maintained by the Seller applicable to the Company and DSTC. To the Knowledge of the Seller, such policies evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All of such insurance policies are in full force and effect, and the Seller is not in material default with respect to any of its obligations under any of such insurance policies.
     5.26 Books and Records and Financial Controls.
          (a) True, correct and complete copies of the Business Records have been made available to Purchaser, and such Business Records have been maintained in all material respects in accordance with good business practices and in accordance with applicable Laws. The minute books of the Company and DSTC contain accurate and complete records in all material respects of all meetings of the stockholders, the Board of Directors or other governing bodies, and committees of the Board of Directors or such other governing bodies, of such company for all periods since the Acquisition Date, and no meeting of any such stockholders, Board of Directors, other governing body or committee has been held since the Acquisition Date where the corporate actions were authorized for which minutes or written consents have not been prepared and are not contained in such minute books. At the Closing, all of such Business Records will be in the possession of the Company or DSTC or delivered to the Purchaser.

          (b) The Seller and, to the Knowledge of the Seller, the Company and DSTC have established proper internal accounting controls which provide reasonable assurance that (i) material transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Business, the Company and DSTC, and to maintain accountability for the assets of the Business, the Company and DSTC. To the Knowledge of the Seller, within the context of the Seller’s practices and internal control procedures, there are no significant deficiencies or material weaknesses in the design or operation of the Seller’s, the Company’s or DSTC’s internal controls or accounting systems relating to the Business that adversely affect the ability of the Business, the Company or DSTC to record, process, summarize and report financial information.
     5.27 Sufficiency of Assets. Except as set forth on Schedule 5.27, the assets included in the Stoneville Package constitute all of the property and property rights used or necessary for the conduct of the Business in the manner and to the extent now conducted in all material respects.
     5.28 Indebtedness. Except as set forth on Schedule 5.28, the Company and DSTC do not have outstanding any Indebtedness.
     5.29 Bank Accounts. Schedule 5.29 sets forth a true and complete list of (a) the name and address of each bank with which the Company or DSTC has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Company and DSTC.
     5.30 Product Warranties; Product Liabilities. The Seller has made available to the Purchaser true, correct and complete copies of the forms of all of the standard written product warranties of the Business with respect to products sold or delivered. Except as set forth in Schedule 5.30 or reserved for in the Company Balance Sheet:
          (a) products sold, leased, delivered or otherwise distributed by the Business since the Acquisition Date have conformed in all material respects with all applicable contractual commitments and all warranties (whether arising by agreement, by Law or otherwise);
          (b) there are no inherent disease, or systemic or chronic performance problems, in any of the products produced, sold or delivered prior to the Closing Date or services performed by the Business prior to the Closing Date;
          (c) each of the Seller, the Company and DSTC has not incurred any material liability for warranty, replacement, or repair of products or services of the Business or other damages in connection with any products sold or delivered or services performed by the Company or DSTC; and
          (d) each of the Seller, the Company and DSTC has not incurred any Liability arising out of an injury to individuals or property as a result of the manufacture, ownership, possession or use of any product designed, manufactured, sold, leased, delivered, otherwise distributed by the Business and no events have occurred and no circumstances exist that could give rise to or serve as a basis for any such Liability.

     5.31 Accounts Payable and Rebates. Substantially all accounts and notes payable and other payment obligations (including all Rebates) relating to the Business or to the Company or DSTC (a) are reflected on the Company Financial Statements, (b) were incurred in the Ordinary Courses of Business in connection with bona fide transactions at arm’s length (i) with third parties or (ii) in transactions with the Seller or its other Affiliates entered into on a basis consistent with the Seller’s customary practices, (c) have been paid in full when due, except for any such payables or other payment obligations not yet due or being disputed in good faith by the Seller, the Company or DSTC and reserved against in the Company Financial Statements, and (d) have been properly accrued for in the Company Financial Statements in accordance with GAAP. Schedule 5.31 contains a description of all material customer rebates, discounts or reimbursement programs or special terms or conditions (collectively, “Rebates”) which have been or will be offered by the Seller, the Company or any DSTC in connection with the operation of the Business at any time since August 31, 2006.
     5.32 Financial Advisors. Except for J.P. Morgan Securities Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof. The Seller shall be responsible for the payment of the compensation of J.P. Morgan Securities Inc.
     5.33 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article 5 (as modified by the Schedules hereto) and in the Ancillary Agreements, neither the Seller nor any other Person makes any other express or implied representation or warranty with respect to the Seller, the Company, DSTC or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by the Seller, the Company or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article 5 hereof (as modified by the Schedules hereto), the Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of the Seller or the Company or any of their respective Affiliates); provided, that the Seller has provided all such disclaimed representations, warranties, projections, forecasts, statements and information in good faith. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to the Seller that:
     6.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business as now conducted.

     6.2 Authorization of Agreement. Purchaser has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Purchaser Document have been duly authorized by all requisite action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.
     6.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 6.3(a) hereto, neither the execution and delivery by Purchaser of this Agreement or the Purchaser Documents nor the consummation of the transactions contemplated hereby or thereby nor compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.
          (b) Except as contemplated pursuant to Section 7.3(c), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of any Law enforced by any Governmental Antitrust Entity regarding pre-acquisition notifications for the purpose of competition reviews.
     6.4 Investment Representations.
          (a) Securities Not Registered. Purchaser understands and acknowledges that the Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the securities Laws of any other jurisdiction. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in this Agreement.
          (b) Acquisition for Own Account. Purchaser is acquiring the Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.
          (c) Accredited Investor. Purchaser represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.
          (d) Company Information. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management.
     6.5 Litigation. There are no Orders or Legal Proceedings pending or, to the knowledge of Purchaser, threatened that could reasonably be expected to prohibit or restrain the ability of Purchaser to enter into this Agreement or any Purchaser Documents or consummate the transactions contemplated hereby or thereby.
     6.6 Financial Advisors. Except as provided in Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, and no other Person is entitled to any fee or commission or like payment in respect thereof. Purchaser shall be responsible for the payment of the compensation under the arrangements referred to on Schedule 6.6.
     6.7 Financing. Purchaser (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement and all Purchaser Documents, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.
     6.8 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that the Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in Article 5 (as modified by the Schedules hereto as supplemented or amended) or in the Ancillary Agreements.
ARTICLE 7
COVENANTS
     7.1 Access to Information. Prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business, the Company and DSTC and such examination of the books and records and Tax reporting positions of the Business, the Company and DSTC as it reasonably requests and to make extracts and copies of such books and records at its own expense. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Business, the Company and DSTC to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Seller and the Company and their representatives and shall use their commercially reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Seller, the Company or DSTC to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Seller, the Company or DSTC is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) Purchaser shall not, without the prior written consent of the Seller, which may be withheld for any reason, contact any suppliers to, or customers of, the Company or DSTC with respect to the Company, DSTC, or the transactions contemplated hereunder, and (ii) Purchaser shall have no right, without the prior written consent of the Seller, which may not be unreasonably withheld, to perform invasive or subsurface investigations of the properties or facilities of the Company or DSTC without the prior consent of the Seller. Nothing in this Agreement shall prevent the Purchaser or its Affiliates from contacting suppliers and customers in connection with the Purchaser’s or any of its Affiliates’ existing businesses, as long as no non-public information relating to the transactions contemplated hereunder is disclosed.
     7.2 Conduct of the Business Pending the Closing.
          (a) Prior to the Closing, except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement (including Section 7.13), or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller and the Company shall conduct, and shall cause DSTC to conduct, the respective businesses of the Business, the Company and DSTC only in the Ordinary Course of Business.
          (b) Without limiting Section 7.2(a), except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement (including Section 7.13), or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller and the Company shall not, and shall not permit DSTC to, directly or indirectly from and after the date of this Agreement and until the Closing Date:
          (i) repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or DSTC;
          (ii) issue or sell any shares of capital stock or other securities of the Company or DSTC or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or DSTC;
          (iii) except for the transfer by the Company to the Seller or other affiliate of the Seller of shares of the Excluded Subsidiaries, effect any recapitalization, reclassification or like change in the capitalization of the Company or DSTC;
          (iv) amend the organizational documents of the Company or DSTC in any respect which would be material to the Purchaser;
          (v) except in the Ordinary Course of Business, (A) increase the annual level of compensation of any Employee, (B) grant any bonus, benefit or other direct or indirect compensation to any Employee, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the Employees or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or DSTC is a party or involving any Employee, except, in each case, as required by the terms of any Seller Benefit Plans;
          (vi) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company or DSTC, except for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete assets or assets no longer used in or required for the operation of the Business;
          (vii) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company or DSTC;
          (viii) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire any material amount of equity securities of any other Person;
          (ix) enter into or materially modify any Contract with the Seller or any Affiliate of the Seller;
          (x) except in the Ordinary Course of Business or as otherwise required by Law, make or rescind any material election relating to Taxes, settle or otherwise compromise any claim, investigation, audit or controversy relating to a material amount of Taxes, if it would affect in any material way the Tax liability or Tax reporting requirements of the Company or the Purchaser following the Closing;
          (xi) except to the extent required by Law or GAAP, as applicable, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;
          (xii) take any action reasonably likely to result in a material change in the relationship of the Company or DSTC with any of its material suppliers, customers, distributors, lessors, licensors, licensees or other third parties, other than any such changes generally affecting the material suppliers, customers, distributors, lessors, licensors, licensees or other third parties of the Seller’s U.S. operations (including operations other than the Business);
          (xiii) sell, license or transfer any Intellectual Property included in the Stoneville Package or any Exclusive Company Technology;
          (xiv) make any capital expenditure or commitment pertaining to the Business, other than (i) in the Ordinary Course of Business or (ii) pursuant to existing commitments or business plans; or

          (xv) agree to do anything prohibited by this Section 7.2.
          (c) Prior to the Closing, the Seller shall use, and shall cause the Company and DSTC to use, its reasonable best efforts to preserve intact the Business’ business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Business, the Company or DSTC; and the Seller and the Company will promptly notify Purchaser of any event or occurrence or emergency, not in the Ordinary Course of Business, that could reasonably be expected to result in a Material Adverse Effect.
     7.3 Regulatory Approvals and Consents.
          (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. Purchaser and the Seller shall furnish to each other and to each other’s counsel all such information as may be required in order to accomplish the foregoing actions.
          (b) Subject to the terms and conditions of this Agreement, the parties shall cooperate with one another in seeking any actions, consents, approvals or waivers required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and in making any filings with any Governmental Body and furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
          (c) In the event that the HSR Act requires that the parties file Premerger Notification and Report Forms (“HSR Forms”) in connection with the transactions contemplated by this Agreement and the parties have not filed HSR Forms as of the date of this Agreement, the parties agree to file their respective HSR Forms with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) (collectively the “Antitrust Authorities”) and the Purchaser shall pay all required fees under the HSR Act, as soon as practicable following the execution and delivery of this Agreement and notice from either party that such filings should be submitted (and, in any event, within five Business Days following such notice).
          (d) Subject to the terms and conditions set forth in this Section 7.3, the parties shall use their commercially reasonable efforts to respond as fully and as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documents prior to the issuance of a Request for Additional Information and Documentary Material under the HSR Act (a “Second Request”).
          (e) In the event the Antitrust Division or the FTC issues a Second Request, the parties hereto shall use commercially reasonable efforts to substantially comply with the Second Request as promptly as practicable.
          (f) In furtherance and not in limitation of the foregoing, and subject to the terms set forth in this Section 7.3, each party shall cooperate and consult with the other party in connection with the actions referenced in this Section 7.3. In particular, each party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Body, (i) furnish to the other such information and assistance as the other reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Body under the HSR Act or any comparable Laws of foreign jurisdictions; (ii) promptly notify and apprise the other party of (and, if in writing, supply such party with) any communication (or other correspondence or other memoranda) to that party from the Antitrust Division, the FTC, any State Attorney General or any other Governmental Body, and permit the other party to review in advance and accept all of the other party’s reasonable comments, in connection with, any proposed written communication to any of the foregoing; (iii) to the extent practical, not participate in any substantive meeting or any material discussion or communication with any Governmental Body in respect of any filings, investigation or inquiry concerning this Agreement, unless it consults with the other party in advance and, as permitted by such Governmental Body, gives the other party the opportunity to attend and participate thereat or, to the extent prior consultation is not practical, shall promptly report to the other party the substance of the communication; (iv) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) occurring after the date hereof between it and its Affiliates and their respective representatives and any Governmental Bodies or their respective with respect to this Agreement; and (v) make available such party’s counsel, experts and advisors to (and have such persons participate with) the other party and its counsel, experts, and advisors for the purpose of (and in connection with) the actions contemplated by this Section 7.3. Notwithstanding the foregoing or any thing to contrary in this Agreement, neither party shall be required to disclose any information to the extent that disclosing such information would violate any Law or require the disclosing party or any of its Affiliates to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the disclosing party or any of its Affiliates are bound.
          (g) Notwithstanding anything to the contrary set forth above, Purchaser acknowledges that it does not, and shall not, have any rights as a third party beneficiary or otherwise under any consent decree or agreement entered into between the Seller and any representative of the United States or any other Antitrust Entity relating to the transactions provided for herein, and Purchaser shall not assert or claim any such rights.
     7.4 Consents. Following the Closing, the Seller shall use its commercially reasonable efforts to assist Purchaser with obtaining any required consent set forth on, or required to be set forth on, Schedule 5.5(a); provided, however, that in no event shall the Seller or the Company be required to request or obtain any consents or approvals set forth on Schedule 5.5(a) from any third parties in connection with this transaction, or the change of control which will result from this transaction, except as required under Section 7.3(c).
     7.5 Further Assurances; Notices.
          (a) Each of Purchaser and the Seller shall use its commercially reasonable efforts to (i) take actions necessary and appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement;

provided that Purchaser shall not be required to forego any right or dispose of or hold separate any assets or business (including the Business or any portion thereof or any assets included in the Stoneville Package) or to incur any material expense in connection with any such action. Notwithstanding the foregoing, to the extent that the staff of the Antitrust Division conditions the withdrawing of an objection based on Competition Laws to the consummation of this Agreement or the Agreement and Plan of Merger, dated as of August 14, 2006, among the Seller, Monsanto Sub, Inc. and Delta and Pine Land Company, either upon Purchaser’s agreement to forego any right or dispose of or hold separate any assets or business (including the Business or any portion thereof or any assets included in the Stoneville Package) and Seller sends Purchaser written notice that the staff of the Antitrust Division is imposing such condition (which notice shall reference this Section 7.5(a) and specify the nature of such condition and the communications and correspondence involving such condition), then for a period of ten (10) Business Days after Purchaser’s receipt of such notice, each party will cooperate with the other party in good faith (including by permitting Purchaser to negotiate directly with the Antitrust Division) and use commercially efforts to cause the Antitrust Division to eliminate such condition or modify such condition in a manner acceptable to Purchaser in the exercise of its sole discretion. If after the expiration of such ten (10) Business Day period, the parties fail to cause the Antitrust Division to so eliminate or modify such condition and Purchaser in the exercise of its sole discretion does not agree to such condition, then Seller may at its option terminate this Agreement upon written notice to Purchaser and such notice and termination shall have the effects set forth in Sections 4.2 and 4.3 as if such notice had been delivered pursuant to Section 4.1.
          (b) Each party hereto shall promptly notify the other of:
          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, except for any such requirements disclosed on Schedule 5.5(c);
          (ii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement received after the date hereof;
          (iii) any Legal Proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or DSTC or either of the parties hereto, which relate to the consummation of the transactions contemplated by this Agreement; and
          (iv) any action, event or occurrence that constitutes a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement.
          (c) The Seller shall also use its reasonable commercial efforts to execute, deliver and assist in the preparation of any documents or instruments, to provide necessary information, and take such other actions as may be reasonably requested by the Company from time to time to evidence, record title of the Company in, use, secure and/or enforce the rights acquired by the Company hereunder, including the Intellectual Property, the Company Germplasm and the Company Technology included in the Stoneville Package. Notwithstanding the foregoing, to the extent any such requests are addressed by the rights and obligations set forth in any Continuation Contract, the generality of the provisions set forth in this Section 7.5(c) shall be limited and subject to such rights and obligations.
          (d) Seller shall use commercially reasonable efforts to deliver to such title insurance company or companies as the parties may reasonably agree (the “Title Company”) such affidavits, certificates, and other documents as are customary in order for the Title Company to issue to Purchaser current ALTA form owner’s policies of title insurance.
          (e) To the extent that, immediately after giving effect to the Closing, the Company or DSTC owns or has in its possession any asset which is, or has retained any rights which are, not included within the definition of “Stoneville Package”, then following the Closing:
          (i) without prejudice to any other provision in this Agreement or any other right or remedy that the Seller may have, Purchaser shall, promptly on request by the Seller, or promptly after Purchaser becomes aware of such ownership, and to the extent it has a right to do so, transfer (or license on a non-exclusive, non-transferable, royalty-free, perpetual and irrevocable basis) and deliver, or cause to be transferred and delivered, such asset in the manner designated by the Seller to the Person designated by the Seller for no additional consideration; and
          (ii) Purchaser shall, or shall cause its appropriate Affiliate to, take such further actions, and execute and deliver such further documents and agreements, as may be required by law or as the Seller may reasonably require, whether on or after the Closing, to implement and/or give effect to the provisions of this Section, and for the purpose of vesting in the Seller or its designee the full benefit of the relevant assets.
          (f) To the extent that, immediately after giving effect to the Closing, the Seller or any of its Affiliates owns or has in its possession any asset which is, or has retained any rights which are, included within the definition of “Stoneville Package”, then following the Closing:
          (i) without prejudice to any other provision in this Agreement or any other right or remedy that Purchaser or any of its Affiliates may have, the Seller shall, promptly on request by Purchaser, or promptly after the Seller becomes aware of such ownership, and to the extent it has a right to do so, transfer (or license on a non-exclusive, non-transferable, royalty-free, perpetual and irrevocable basis) and deliver such asset in the manner designated by Purchaser to the Person designated by Purchaser for no additional consideration; and
          (ii) the Seller shall, or shall cause its appropriate Affiliate to, take such further actions, and execute and deliver such further documents and agreements, as may be required by law or as Purchaser may reasonably require, whether on or after the Closing, to implement and/or give effect to the provisions of this Section, and for the purpose of vesting in Purchaser or its designee the full benefit of the relevant assets.
          (g) To the extent that, in connection with any transfer under Section 7.5(e) or 7.5(f), Purchaser incurs any out-of-pocket costs or expenses, the Seller shall reimburse Purchaser for such amounts on demand.

     7.6 Preservation of Records.
          (a) Purchaser shall, and shall cause the Company to, preserve and keep the records held by them relating to the respective operations of the Company and DSTC prior to the Closing for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to the Seller as may be reasonably requested by the Seller in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of the Seller or Purchaser or any of their Affiliates.
          (b) The Seller shall, and shall cause its Affiliates to, preserve and keep the records held by them relating to the respective pre-Closing operations of the Business, the Company and DSTC for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to Purchaser as may be reasonably requested by Purchaser in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of the Seller or Purchaser or any of their Affiliates.
     7.7 Confidentiality.
          (a) Purchaser and the Seller agree that the Confidentiality Agreement between Bayer AG and Seller, dated October 26, 2006 (the “Confidentiality Agreement”), shall automatically terminate without any further action of any of the parties thereto or hereto upon the Closing.
          (b) Each of the parties hereto will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or use any trade secrets (including the identities and pedigrees redacted from the Seller’s copy of the breeding and trial results included in the Exclusive Company Technology) or confidential business and technical information relating to the Business or otherwise included in the Stoneville Package, or belonging to any of the respective customers or vendors of the Business, without limitation as to when or how such party may have acquired such information; provided, however, that neither party shall be subject to such restrictions with respect to information that: (i) is now, or subsequently becomes, publicly available other than as the result of an unauthorized disclosure by such party or any of its Affiliates; (ii) the Seller or any of its Affiliates receives from a third party after Closing if such third party has legitimate possession of such information and is not under any obligation to keep such information confidential; (iii) is independently developed by such party or any of its Affiliates without utilizing any confidential or proprietary information of the Business, the Company or DSTC; or (iv) is released by the other party or its Affiliates to any other person, firm or entity without restriction. Such confidential information shall include the Company’s and DSTC’s unique selling and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information, except as expressly contemplated by this Agreement or any of the Ancillary Agreements. Each party specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of any Person and whether compiled by the Company, DSTC or any other Person, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company and DSTC to maintain the secrecy of such information, that such information is the sole property of the Company and DSTC and that any retention and use of such information by either party hereto (except in the course of performing its duties hereunder) shall constitute a misappropriation of the Company’s and DSTC’s trade secrets. Notwithstanding the foregoing, Purchaser’s obligations pursuant to this Section 7.7(b) shall expire upon the Closing.
          (c) Notwithstanding the foregoing, Purchaser will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or use any trade secrets or confidential business and technical information exclusively relating to the NexGen Package, without limitation as to when or how Purchaser may have acquired such information; provided, however, that Purchaser shall not be subject to such restrictions with respect to information that: (i) is now, or subsequently becomes, publicly available other than as the result of an unauthorized disclosure by Purchaser or any of its Affiliates; (ii) Purchaser or any of its Affiliates receives from a third party after Closing if such third party has legitimate possession of such information and is not under any obligation to keep such information confidential; or (iii) is independently developed by Purchaser or any of its Affiliates without utilizing any confidential or proprietary information exclusively relating to the NexGen Package. Such confidential information shall include any unique selling and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information, in each case exclusively relating to the Nexgen Package. Purchaser specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of any Person and whether compiled by the Company, DSTC or any other Person, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Seller, the Company and DSTC to maintain the secrecy of such information, that such information shall become the sole property of the purchaser of the NexGen Package and that any retention and use of such information by Purchaser (except in the course of performing its duties hereunder) shall constitute a misappropriation of the trade secrets contained in the NexGen Package. In addition, Purchaser shall, within 30 days after the Closing Date, destroy, or cause to be destroyed, all copies of any notes, analyses, compilations, studies or other documents that it or its Affiliates or representatives may have prepared containing or reflecting any confidential information exclusively relating to the NexGen Package.
          (d) The parties acknowledge that the Seller shall be permitted to retain under the control of its Law Department a copy of quality control data relating to the Company Germplasm, access to the pedigrees of Company Germplasm and access to the identities of non-public Company Germplasm in any trial results for such non-public Company Germplasm. Subject to the exceptions set forth in clauses (i) through (iv) of Section 7.7(b), the Seller’s Law Department shall not disclose such identities or pedigrees outside of the Law Department without the prior written consent of Purchaser.

          (e) Each party acknowledges that its obligations under this Section 7.7 are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by the Company if either party were to violate such obligations. The Seller further acknowledges that the covenants in this Section 7.7 are adequately supported by consideration from the Purchaser for the benefit of the Company after the Closing Date. Accordingly, each party acknowledges and agrees that the remedy at law available to the other party for breach of any of such party’s obligations under this Section 7.7 would be inadequate; therefore, in addition to any other rights or remedies that the other party may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 7.7, without the necessity of proof of actual damage.
     7.8 Publicity.
          (a) Neither party hereto shall issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless, in the judgment of such party, disclosure is required by applicable Law, under the rules of any securities exchange on which the securities of such party are listed or under the rules of the International Financial Reporting Standards, provided that, to the extent required by applicable Law, such party shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof.
          (b) Neither party hereto may disclose the terms of this Agreement or otherwise make such terms available to the public or publicly file copies of this Agreement or otherwise make any such copies available to the public, except where such disclosure, availability or filing is required by applicable Law, under the rules of any securities exchange on which the securities of such party are listed or under the rules of the International Financial Reporting Standards and only to the extent required by such Law or rules. In the event that such disclosure, availability or filing is required by applicable Law, such party shall, subject to the requirements of applicable Law, use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement and to redact such terms of this Agreement the other party shall request.
     7.9 Use of Name. The Seller shall, (i) as soon as practicable after the Closing Date and in any event within twelve (12) months following the Closing Date, cease to make any use of any trademarks or trade names used in the Business, including the names “Stoneville”, “NexGen” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Subject Marks”) both in the United States and outside of the United States, except as provided under the Variety License Agreement (For Outside the United States) to be executed by the Company and the Seller pursuant to Section 7.13, and (ii) immediately after the Closing, cease to hold itself out as having any affiliation with the Company, DSTC or any of their Affiliates. In furtherance thereof, as promptly as practicable but in no event later than twelve (12) months following the Closing Date, the Seller shall remove, strike over or otherwise obliterate all Subject Marks from all materials used in the United States or outside the United States (except as permitted above), including any such vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. For the avoidance of doubt, the forgoing shall not be construed to prohibit the Seller’s use of the Subject Marks and the Company name in its literature and advertising relating to its own products and those of its Affiliates to the extent that an unlicensed third party would be permitted under applicable Law to use the Subject Marks and the Company name in its own literature and advertising.
     7.10 Employment and Employee Benefits.
          (a) Employment. Purchaser shall offer at-will comparable employment with the Purchaser or the Company, effective on the Closing Date and in accordance with the terms described herein, to the Employees listed by title on Schedule 5.19(a). For the purposes of this Section 7.10, the term “comparable employment” for an Employee shall mean, for a period of 12 months from the Closing Date, employment at the same location or a location no greater than 50 miles from the location of the Employee’s employment with the Seller immediately prior to the Closing Date and providing for base pay or wages, target annual incentive opportunities and employee benefits substantially equivalent, in the aggregate, to those provided by the Seller to the Employee immediately prior to the Closing Date. Effective on the Closing Date, each of the Employees who are offered and accept employment with the Purchaser (the “Continuing Employees”) shall be deemed to have terminated employment with the Seller and its Affiliates for all purposes under the Seller Benefit Plans. All of the original personnel records relating to the Employees and maintained by the Seller shall be maintained by the Seller after the Closing, and copies of applicable portions of such records shall be furnished to Purchaser at Seller’s expense as soon as practicable after the Closing Date. Seller makes no representations or warranties concerning the personnel records or the contents or sufficiency thereof, but shall, upon written request by Purchaser, provide to Purchaser any such records in the possession of the Seller that are reasonably deemed necessary by Purchaser. Any special agreement, litigation, investigatory documents or materials otherwise related to employment legalities concerning the Continuing Employees in the possession of the Seller shall be provided to the Purchaser. Seller shall provide reasonable access to the Employees prior to Closing solely for the purposes of informational meetings regarding benefits and employment matters generally; provided, however, that (i) Purchaser shall not utilize such access for purposes of hiring selection and (ii) each party acknowledges that such access shall in no way delay the Closing. For a period of eighteen (18) months after the Closing Date, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, induce, or attempt to induce, to accept employment or affiliation with the Seller or any of its Affiliates any Employee; provided, however, that general advertising or other recruiting efforts not specifically targeting such persons shall not be deemed to be a breach of the forgoing restrictions.
          (b) Severance Benefits. (i) Purchaser shall assume and be responsible for severance compensation and benefits to each Employee who is not offered comparable employment by Purchaser or the Company as of the Closing Date. Such severance compensation and benefits shall be equal to the amount of the enhanced severance compensation and benefits the Employee would be entitled to under the Monsanto Company Separation Pay Plan in effect as of the Closing Date, and payable at such times and upon the same terms and conditions as set out under such plan. In the event an Employee is entitled to severance compensation and benefits under this Section 7.10(b), any COBRA Coverage (as that term is defined in Section 7.10(k) hereof) for the Employee or any qualified beneficiary of the Employee shall be provided under the Seller’s health care plans, subject to the provisions of Section 7.10(k). (ii) Purchaser shall provide severance compensation and benefits to each Continuing Employee who, during the one-year period following the Closing Date, incurs an involuntary termination of employment with the Purchaser which would have given rise to severance compensation and benefits under the Monsanto Company Separation Pay Plan (including a termination of employment on account of the Continuing Employee’s refusal to relocate his or her work location greater than 50 miles), had he or she been an employee of Seller and covered by such plan as of the termination of employment date. The amount of such severance compensation and benefits shall be at least equal to the amount of the enhanced severance compensation and benefits the Continuing Employee would have been entitled to under the Monsanto Company Separation Pay Plan in effect as of the Closing Date, and payable at such times and upon the same terms and conditions as set out under the Purchaser’s severance plans in effect as of the Closing Date. In the event a Continuing Employee is entitled to severance compensation and benefits under this
Section 7.10(b)(ii), any COBRA Coverage for the Continuing Employee or a qualified beneficiary of the Continuing Employee shall be provided by Purchaser under the Purchaser’s health coverage plans, subject to the provision of Section 7.10(k).
          (c) Compensation and Benefits for Continuing Employees. For a period of one year following the Closing Date, Purchaser shall, or shall cause the Company to, provide total base salary and target annual incentive compensation to each Continuing Employee at levels and values which are substantially equivalent to, on an overall basis, the levels and values of such salary and compensation provided by Seller to such Continuing Employee immediately prior to the Closing. Nothing in this provision shall be construed to alter the Employees’ at-will status. Notwithstanding the foregoing, Purchaser may integrate any Continuing Employee into the Purchaser’s existing compensation and incentive plans. Additionally, for a period of one year following the Closing Date, Purchaser shall, or shall cause the Company to, provide retirement, welfare and other benefits to each Continuing Employee at levels and values which are at least equal to, on an overall basis, the levels and values of such benefits provided by the Seller to such Continuing Employee immediately prior to the Closing.
          (d) Benefit Plans. Except as expressly provided in this Section 7.10, neither Purchaser nor the Company will adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or Liabilities of any Seller Benefit Plans, arrangements, commitments or policies currently provided by Seller. Seller will cause Continuing Employees to become fully vested in their account balances or accrued benefits, as applicable, under the Monsanto Company Savings and Investment Plan and the Monsanto Company Pension Plan as of the Closing Date. Notwithstanding any of the foregoing, Purchaser shall, as of the Closing Date, assume and be liable for obligations under the retention plan referred to on Schedule 7.10(d) that become due and payable after the Closing, in an aggregate amount not to exceed the lesser of sixty percent (60%) of the total payment obligations thereunder or $2,400,000, and the Seller shall have no further liability with respect to such amounts after the Closing. Effective as of the Closing Date, Continuing Employees shall be eligible to participate in Purchaser’s employee benefit and retirement plans upon the same terms as are or shall be granted or made available by the Purchaser to its other similarly situated employees, and shall cause such plans to recognize the service of each Continuing Employee as recognized by the Seller as of the Closing Date for purposes of eligibility to participate, benefit eligibility, vesting and for purposes of determining any severance benefit or other amount that may become due to such Continuing Employee under Purchaser’s severance plans. The

Purchaser’s benefit plans covering the Continued Employees shall not deny Continuing Employees coverage on the basis of, and shall otherwise waive, pre-existing condition exclusions and waiting periods, and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid under the Seller’s Benefit Plan in the year of initial participation in the Purchaser Plans, provided that Seller or the Continuing Employee provides a fully detailed cost list. For avoidance of doubt, it is understood that crediting of deductibles and out-of-pocket expenses can be honored only for those employees who enroll in the Purchaser’s self-insured benefits plans. Notwithstanding the foregoing, no Continuing Employee shall be eligible for subsidized retiree medical benefits under Purchaser’s retiree medical plans, but each Continuing Employee shall be eligible for unsubsidized retiree medical benefits under Purchaser’s retiree medical plans provided that such Continuing Employee meets the requisite age and service requirements under such plans given the above-described recognition of service by Purchaser.
          (e) Rollover Contributions. Purchaser will permit Continuing Employees to make rollover contributions to its 401(k) plan from Seller’s 401(k) plan.
          (f) Relocation Package. Purchaser shall offer Continuing Employees the Purchaser’s Level I relocation package under the Purchaser’s Company relocation policy in effect at the time of relocation, with the understanding that the Purchaser’s relocation packages contemplate programs for higher cost of living areas.
          (g) Vacation. Purchaser shall assume the obligations of the Seller and the Company to the Continuing Employees in connection with accrued but unused vacation and, during the period of a Continuing Employee’s employment with Purchaser or the Company, as applicable, Purchaser shall provide Continuing Employees with, and be responsible for the obligations in connection with, the level of annual paid vacation at least equal to the annual paid vacation provided to each respective Continuing Employee immediately prior to the Closing.
          (h) Company Vehicle. In addition, for the one-year period following the Closing Date, Purchaser shall provide a Company vehicle to such Continuing Employees who were provided with a Company vehicle immediately prior to the Closing, according to the Purchaser’s current Fleet Program terms and conditions. Following this one-year period, provision of a vehicle to any employee shall be position-based and shall follow the Purchaser’s internal process.
          (i) Incentive Plans. The Seller shall be responsible for, and pay to each Continuing Employee, the amount otherwise earned by such Continuing Employee under the Seller’s annual incentive plans described on Schedule 7.10(i) (collectively, the “Annual Incentive Plan”), such amount to be prorated for the period beginning September 1, 2006 and ending on the last day of the month in which the Closing Date occurs, all in accordance with and subject to the terms and conditions of the Annual Incentive Plan. The Purchaser shall be responsible for and pay, or cause the Company to pay to each Continuing Employee, an additional incentive (the “Purchaser Incentive”) with respect to the period beginning on the first day of the month coincident with or next following the Closing Date and ending on the last day of the Purchaser’s fiscal year in which the Closing Date occurs (the “Purchaser’s Incentive Period”). Each Continuing Employee’s Purchaser Incentive shall be equal to: (i) the average of the amount paid to such Continuing Employee under the fiscal year 2005 and fiscal year 2006 Annual Incentive Plan;

multiplied by (ii) a fraction, the denominator of which is 12 and the numerator of which is a number equal to the number of months occurring between the first day of the month coincident with or next following the Closing Date and the last day of the Purchaser’s fiscal year; and multiplied by (iii) an individual performance factor with respect to the Continuing Employee of no less than 0.75, such amount to be determined by the Purchaser or the Company given the Continuing Employee’s performance during the Purchaser Incentive Period. Purchaser shall pay or cause the Company to pay a Purchaser Incentive to each of the Continuing Employees within 75 days after the close of the Purchaser Incentive Period. In the event a Continuing Employee incurs a termination of employment for any reason other than for performance not meeting documented performance standards prior to the end of the Purchaser Incentive Period, Purchaser shall pay to such Continuing Employee a pro-rata portion of his or her Purchaser Incentive based upon the number of full months worked during the Additional Incentive Period. On the anniversary of the Closing Date, Purchaser shall, or shall cause the Company to, pay to each Continuing Employee a lump sum payment equal to the long-term incentive compensation value assigned to such Continuing Employee by the Seller. The amount of such lump sum payment shall be determined by multiplying the amount of the Continuing Employee’s base pay as of the Closing Date by the long-term opportunity percentage assigned by the Seller to such Continuing Employee as of the Closing Date, all as more particularly set forth on Schedule 5.19(a).
          (j) Flexible Spending Accounts. The Purchaser will not accept a spin off and transfer of the account balances of any Seller Benefit Plan that is a Section 125 flexible spending account plan attributable to Continuing Employees and their dependents and beneficiaries. Seller shall be responsible for flexible spending accounts for Employees until the time of termination from Seller. Purchaser will offer Continuing Employees the right to elect participation in the Purchaser’s flexible spending accounts effective as of their date of employment with Purchaser. Purchaser shall not accept the transfer of any flexible spending account balances from the Seller.
          (k) COBRA. Seller shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA (“COBRA Coverage”), for any Employee or qualified beneficiary who, prior to the Closing, is receiving or is entitled to receive COBRA Coverage benefits and for any Employee or qualified beneficiary of such Employee who does not become a Continuing Employee. Purchaser shall be responsible for COBRA Coverage benefits for each Continuing Employee (and any qualified beneficiary of such Continuing Employee) who becomes a participant in Purchaser’s group health plans and incurs a termination of employment with Purchaser after such participation.
          (l) Key Employees. The Company and/or Purchaser shall enter into severance agreements in the forms attached as Exhibit D (“Key Employee Agreements”) with the individuals identified on Schedule 7.10(l) (“Key Employees”), effective as of the Closing; provided, however, that each Key Employee shall be given notice of a proposed relocation at least two (2) weeks prior to such date of relocation, which notice shall contain such terms reasonably necessary to enable such Key Employee to make a fully informed decision with respect to such relocation request, including, without limitation, a detailed description of such Key Employee’s role. Purchaser shall, or shall cause the Company to, provide the Key Employees with all compensation and benefits provided to Continuing Employees under this Section 7.10, as well as the benefits and perquisites provided in the Key Employee Agreements. Notwithstanding anything herein to the contrary, Purchaser shall, or shall cause the Company to, operate and administer the Key Employee Agreements and any other arrangement hereunder, to the extent considered nonqualified deferred compensation, in a manner that complies with Code Section 409A and shall amend any Key Employee Agreement or other arrangement hereunder to the extent necessary to comply with Code Section 409A in the time and manner required under Code Section 409A while maintaining the intent of this Section.
          (m) Indemnification. Without limiting Purchaser’s obligations under this Agreement, Purchaser shall indemnify Seller and defend and hold Seller harmless from and against any and all Losses arising out of or with respect to any Employees listed on Schedule 5.19(a) with respect to events arising at or after the Closing, including, but not limited to, (i) termination by Company, Purchaser or any of its Affiliates of any such Employee at or after the Closing Date, (ii) failure of the Company, Purchaser or any of its Affiliates to comply with Section 7.10(c), (iii) any claim made by any such Employee for severance pay arising because of termination of employment at or after the Closing Date, or (iv) any suit or claim of violation brought against Seller or any Affiliate of Seller based upon any actions taken by Purchaser or any of its Affiliates at or after the Closing Date. Seller shall be responsible for any and all Losses arising out of or with respect to any employment matters with respect to events prior to the Closing Date, or occurring in any way as a result of the transactions contemplated in this Agreement. Seller shall not include on Schedule 5.19(a) any Employee under performance improvement or next step termination warning plans or any Employee on leave of absence and not scheduled to return within ninety days of the Closing Date, and Seller shall be responsible for outright termination or provision of severance for not transferring such employees to Purchaser, and shall indemnify Purchaser from employment-related litigation relating thereto. The indemnification provisions of this Section 7.10(m) shall be subject to the procedures set forth in Section 9.4, 9.5 and 9.7.
     7.11 Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Seller shall promptly supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement; provided, however, that no such supplement or amendment shall be effective to cure any breach of the Seller hereunder, including for purposes of Article 8 and Article 9.
     7.12 Transition Services. Following the Closing, the Seller shall provide transition services to the Company and to the Purchaser, to the extent requested by the Purchaser, and Purchaser shall cause the Company to provide certain limited services to the purchaser of the NexGen Package on behalf of the Seller, pursuant to a Transition Services Agreement to be entered into between the Purchaser and the Seller as of the Closing Date in substantially the form set forth on Exhibit E (the “Transition Services Agreement”). Schedule 7.12 describes the transition services with the Purchaser may elect to be provided under the Transition Services Agreement and the periods during which such services shall be available. Except as otherwise provided in the Transition Services Agreement, the Seller shall provide such services at prices representing its actual cost of providing such services, plus Seller’s reasonably estimated allocation of its personnel and other overhead expenses relating to the providing of such services.
     7.13 Continuation Contracts; Assigned Contracts; Business Assets and Restructuring. Prior to the Closing:

          (a) the Seller, the Company, Purchaser and/or the applicable Affiliate of any of the foregoing shall have entered into the agreements in substantially the form as set forth on Exhibit F (collectively, the “Continuation Contracts”), which establish the on-going relationship between the Company and the Seller with respect to access to certain assets, licenses and/or other rights which are included in the Stoneville Package;
          (b) the Seller shall have transferred and assigned all of its rights and obligations in the Contracts described on Schedule 1.1(g) under the heading “Assigned Contracts” (collectively, the “Assigned Contracts”) to the Company;
          (c) the Seller shall have transferred and conveyed (or shall have caused its Affiliates to have transferred and conveyed) to the Company all of the rights, title and interest in the assets included in the Stoneville Package but owned by the Seller or an Affiliate of the Seller other than the Company or DSTC, including the transfer of the assets listed on Schedule 1.1(g) under the heading “Business Assets” (collectively, the “Business Assets”); provided, that the Purchaser acknowledges that (i) various administrative support operations of the Business (including those referred to in the Transition Services Agreement) are integrated with other operations of the Seller and its other Affiliates, (ii) the personnel and assets through which such services are provided to the Business are not and will not be included in the Business Assets and (iii) in no event shall the Excluded Assets be deemed to be included in the Business Assets; and
          (d) the Seller shall have caused the Company to transfer and convey to the Seller as a dividend all of the common stock and other ownership interests of the Excluded Subsidiaries.
     7.14 Nonsolicitation.
          (a) Prior to the earlier of the Closing or the termination of this Agreement, the Seller shall not, and shall not authorize or permit the Company, DSTC or any of their respective Affiliates, directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Business, the Company or DSTC or the acquisition of all or substantially all of the assets or capital stock of the Business, the Company or DSTC (an “Acquisition Transaction”), or negotiate, explore or otherwise engage in discussions with any Person, or enter into any agreement, with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate any of the transactions contemplated by this Agreement.
          (b) The Seller shall, and shall cause the Company, DSTC and each of their respective Affiliates, directors, officers, employees, agents or representatives, to immediately cease any solicitations, discussions or negotiations existing on the date of this Agreement with any Person (other than the parties hereto) that has made or indicated an intention to make a proposal in respect of an Acquisition Transaction.
     7.15 Accounts Receivable. Following the Closing in accordance with the Transition Services Agreement, the Seller shall, subject to the provisions set forth below, collect and remit to Purchaser the net amount of (a) all gross seed sales less return and replant accruals and market funding applied to customer accounts (the “Net Accounts Receivable”) set forth on the Closing Balance Sheet and (b) all Net Accounts Receivable arising from the operation of the Business from the Closing Date through the termination of the accounting and collection services provided by the Seller pursuant to the Transition Services Agreement; provided that the Purchaser shall provide all cooperation reasonably requested by the Seller in connection with such collection activities. Without limiting the foregoing and regardless of whether the Seller has collected such amounts, the Seller shall pay to the Purchaser not less than seventy-five percent (75%) of such Net Accounts Receivable on or prior to June 30, 2007, eighty-five (85%) of such Net Accounts Receivable on or prior to July 31, 2007, and one hundred percent (100%) of such Net Accounts Receivable on or prior to August 31, 2007; provided further that, upon Purchaser’s receipt of 100% of such Net Accounts Receivable, Purchaser shall be deemed to have assigned to the Seller all of its right, title and interest in or to the Net Accounts Receivable.
     7.16 Pending Legal Proceedings. In no event shall Purchaser be permitted to delay Closing and/or terminate this Agreement due to the existence of pending Legal Proceedings (other than any Legal Proceedings initiated by the Antitrust Division) seeking to enjoin the transactions contemplated by this Agreement. If any such Legal Proceedings are pending immediately prior to the Closing, the Seller shall indemnify Purchaser for all reasonable attorneys’ fees and expenses incurred or arising in connection with such Legal Proceedings in accordance with the procedures set forth in Sections 9.4 and 9.5.
ARTICLE 8
CONDITIONS TO CLOSING
     8.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in writing in whole or in part to the extent permitted by applicable Law):
          (a) Other than such breaches that have not had and would not have a Closing Date MAE, the representations and warranties of the Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date (without regard to any supplement or amendment to the Schedules pursuant to Section 7.11) as though made on the Closing Date, except to the extent such representations and warranties by their terms are made only as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date (without regard to any supplement or amendment to the Schedules pursuant to Section 7.11) and the Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect and specifying what breaches exist that do not cause a Closing Date MAE;
          (b) Other than such breaches that have not had and would not have a Closing Date MAE, each of the Company and the Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date and the Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect and specifying what breaches exist that do not cause a Closing Date MAE;
          (c) there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (d) the Seller shall have delivered, or caused to be delivered, to Purchaser each of the documents and instruments and other items required to be delivered at the Closing pursuant to Section 2.3(a) including the stock certificates representing the Shares, duly endorsed in blank or accompanied by duly stamped and executed stock transfer powers or instruments;
          (e) if (i) a filing under the HSR Act is required in connection with the transactions contemplated by this Agreement, any waiting period applicable to such transactions under the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding pre-acquisition notifications for the purpose of competition reviews) shall have expired or early termination shall have been granted, or (ii) the transactions contemplated hereby are consummated pursuant to a consent order with the Antitrust Division, the required approval from the Antitrust Division under the consent order shall have been obtained; and
          (f) there shall not have occurred any event, change, occurrence or circumstance that has had or would have a Closing Date MAE.
     8.2 Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in writing in whole or in part to the extent permitted by applicable Law):
          (a) (i) The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties by their terms are made only as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and (ii) the Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
          (b) Purchaser shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
          (c) there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (d) the Purchaser shall have delivered, or caused to be delivered, to Seller each of the documents, instruments and other items required to be delivered pursuant to Section 2.3(c), including the Purchase Price;

          (e) if (i) a filing under the HSR Act is required in connection with the transactions contemplated by this Agreement, any waiting period applicable to such transactions under the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding pre-acquisition notifications for the purpose of competition reviews) shall have expired or early termination shall have been granted, or (ii) the transactions contemplated hereby are consummated pursuant to a consent order with the Antitrust Division, the required approval from the Antitrust Division under the consent order shall have been obtained; and
          (f) the “Closing,” as defined in the Agreement and Plan of Merger, dated as of August 14, 2006, among the Seller, Monsanto Sub, Inc. and Delta and Pine Land Company, shall have occurred or shall occur on the Closing Date.
     8.3 Frustration of Closing Conditions. Neither Purchaser nor the Seller may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE 9
INDEMNIFICATION
     9.1 Survival of Representations and Warranties and Covenants.
          (a) All of the representations and warranties made by either party in this Agreement or in any certificates or documents delivered hereunder shall survive for a period of eighteen months following the Closing Date (the “Survival Period”), except as follows:
          (i) The Survival Period for claims for breaches with respect to the representations and warranties set forth in Section 5.11 (Taxes) shall be until the expiration of the applicable statute of limitation.
          (ii) The Survival Period for claims for breaches with respect to the representations and warranties set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.3 (Ownership and Transfer of Shares), 5.6 (Capitalization), 5.7 (Subsidiaries), 5.28 (Indebtedness), 6.1 (Organization and Good Standing), and 6.2 (Authorization of Agreement) (collectively, the “Special Representations”) shall be indefinite.
          (iii) The Survival Period for claims for breaches with respect to the representations and warranties set forth in Section 5.21 (Environmental Matters) or for any claim of indemnification under Section 9.2(e) shall be ten (10) years following the Closing Date.
          (iv) The Survival Period for claims for breaches with respect to the representations and warranties set forth in Sections 5.16 (Genetically Modified Organisms) and 5.30 (Product Warranties; Products Liabilities) shall be three (3) years following the Closing Date.
          (b) No claim for breach of any representation, warranty, covenant or agreement may be brought under this Agreement or any other document executed and delivered pursuant to or in connection with this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the expiration of the Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim will survive the Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.
     9.2 Indemnification by Seller. Subject to the limitations set forth in this Article 9, the Seller shall indemnify and hold harmless Purchaser and its Affiliates (including, from and after the Closing, the Company and its Affiliates) and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “Purchaser Indemnified Persons”), from and against any and all claims, losses, expenses or costs, including reasonable attorneys’ fees and expenses (collectively, “Losses”) incurred by any of them resulting from or arising out of or in connection with:
          (a) any breach or violation of the covenants of the Seller made in this Agreement;
          (b) any breach of any of the representations and warranties made by the Seller in this Agreement (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (b) the representations and warranties of the Seller contained herein or therein shall not be deemed qualified by any references therein to materiality generally or to whether or not any such breach results or may result in a Material Adverse Effect other than with respect to the representations and warranties set forth in Sections 5.8(c) and 5.10 in which such qualifications shall be given effect), including all breaches, if any, identified in the certificates which may be delivered under
2.3(c)(vii) or Section 8.1(a) hereof;
          (c) any violation of Law by the Seller (with respect to the Business), the Company or DSTC, in each case occurring since the Acquisition Date and prior to Closing if such violation could potentially result in criminal penalties, including private causes of actions arising from any such violation that could potentially result in criminal penalties; provided that the obligation to indemnify under this Section 9.2(c) shall not apply to any violation or alleged violation of law arising out of this Agreement or the transactions to be consummated hereunder;
          (d) any Excluded Liability; or
          (e) groundwater contamination present on or below Company property in Lubbock, Texas as disclosed on Schedule 5.21.
     9.3 Indemnification by Purchaser. Subject to the terms and conditions of this Article 9, Purchaser shall indemnify and hold harmless the Seller and its Affiliates and the employee benefit plans, shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Seller Indemnified Persons”) from and against any and all Losses incurred or to be incurred by any of them, resulting from or arising out of or in connection with:
          (a) the failure by the Purchaser to complete the purchase of Shares as provided herein, upon satisfaction of the conditions set forth in Section 8.1, it being understood that the Losses which the Seller may recover upon such failure shall include any consequential damages resulting from such failure to complete such purchase and shall not exceed an amount equal to

50% of the Purchase Price (inclusive of any such any consequential damages), and, subject to Section 9.8, recovery pursuant to this
Section 9.3(a) shall be the Seller’s exclusive remedy for Losses resulting from or arising out of or in connection with such failure by the Purchaser;
          (b) any breach of any of the representations or warranties made by Purchaser in this Agreement (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (b) the representations and warranties of Purchaser contained herein or therein shall not be deemed qualified by any references therein to materiality generally or to whether or not any such breach results or may result in a Material Adverse Effect); or
          (c) the ownership of the Shares, the Company, DSTC or the conduct or operations of the Company or DSTC or the Business from and after the Closing, except in each such case to the extent that the Purchaser is entitled to indemnification pursuant to Section 9.2 (disregarding for this purpose only Section 9.6).
     9.4 Notice of Claim. In the event that Purchaser seeks indemnification on behalf of a Purchaser Indemnified Person, or the Seller seeks indemnification on behalf of a Seller Indemnified Person, such party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice (if given prior to expiration of the applicable notice period provided herein) unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. Subject to the terms of this Agreement, the Indemnifying Party shall pay the amount of any valid claim not more than ten (10) days after the Indemnified Party provides notice to the Indemnifying Party of such amount.
     9.5 Right to Contest Claims of Third Persons.
          (a) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Party (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, defend, contest or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and, subject to Section 9.6, to discharge any cost or expense arising out of such investigation, contest or settlement and provided that any settlement shall include an unconditional release of such claim against the Indemnified Party. Notwithstanding the foregoing, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that includes any non-monetary obligation of the Indemnified Party without the Indemnified Party’s prior written consent.

          (b) The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, as determined by the Indemnified Party’s legal counsel in accordance with applicable Law, in which case such representation shall be at the expense of the Indemnifying Party.
          (c) Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third Person Claim within thirty days after receipt thereof shall be deemed an irrevocable election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, (i) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (ii) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.
     9.6 Limitations on Indemnity. Notwithstanding anything contained herein to the contrary, the obligation of any Indemnifying Party under this Article 9 to indemnify or reimburse Indemnified Persons for any claims for Losses (each, an “Indemnity Claim”) shall be subject to the following limitations:
          (a) No Indemnifying Party shall have any obligation with respect to any Indemnity Claim pursuant to Section 9.2(b), 9.2(c) or 9.3(b) unless the Indemnity Claim is for Losses exceeding $100,000 or is part of a series of related Indemnity Claims for Losses exceeding $100,000 in the aggregate (each such claim subject to indemnification, a “Covered Claim”).
          (b) No Indemnifying Party shall have any obligation with respect to any Covered Claim (other than for breach of the representations and warranties contained in Section 5.11 (Taxes) or 5.27 (Sufficiency of Assets) and the Special Representations and the obligation to indemnify pursuant to Section 9.2(c)) until the total amount of all Covered Claims for any breach of any such representation or warranty against such Indemnifying Party reaches an amount equal to 2% of the Purchase Price (the “Basket”), after which such Indemnifying Party shall be liable for all such Covered Claims without regard for the Basket.
          (c) The Seller shall have no obligation to indemnify Purchaser Indemnified Persons pursuant to Section 9.2(e) until the total amount of Losses claimed thereunder exceeds $2,000,000, after which the Seller shall only be liable for amounts in excess of such $2,000,000. For the avoidance of doubt, no Losses claimed under Section 9.2(e) shall be considered when calculating whether the Basket has been met or exceeded.
          (d) The maximum aggregate obligation of an Indemnifying Party with respect to all Covered Claims (other than for breach of the representations and warranties contained in

Sections 5.11 (Taxes) and the Special Representations and the obligation to indemnify pursuant to Section 9.2(c)) shall not exceed an amount equal 30% of the Purchase Price; provided that, any amounts paid by the Seller for Indemnity Claims under Section 9.2(e) shall be included with all Covered Claims in the calculation of the Seller’s maximum obligation as an Indemnifying Party.
          (e) None of the limitations set forth in Sections 9.6(a), 9.6(b) and 9.6(d) shall apply with respect to any Indemnity Claim by the Purchaser for Losses arising out of or in connection with any Specified Breach, nor shall any such claims be considered when calculating the maximum aggregate obligation of the Seller pursuant to Section 9.6(d); provided, however, that if Purchaser waives the closing condition set forth in Section 8.1(a), 8.1(b) and/or 8.1(f) and proceeds with the Closing, the maximum aggregate obligation of the Seller with respect to any Indemnity Claim relating to Specified Breaches, in the aggregate, shall not exceed an amount equal 20% of the Purchase Price.
          (f) The Indemnifying Party’s obligations with respect to any Covered Claim shall be net of any reimbursement with respect to such claim that is actually received by the Indemnified Party from insurance carriers under applicable insurance policies covering such claim, or that is obtained from third parties, and shall be reduced by the amount of any Tax benefits which the Indemnified Party actually receives as a result of such Loss after the application of all other Tax benefits or attributes available to the Indemnified Party to which the Indemnified Party becomes entitled as a result of such Loss.
     9.7 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.
     9.8 Injunctive Relief; Exclusive Remedies.
          (a) In view of the irreparable harm and damage which would be likely to be incurred by the Seller or the Purchaser in the event that the other party should fail to perform its obligation to purchase or sell the Shares as provided herein, upon satisfaction of the conditions set forth in Section 8.1 or 8.2, as applicable, the Seller or the Purchaser shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach, or threatened breach, by the Seller or the Purchaser of such obligation in addition to all other remedies available to the Seller or the Purchaser at law or in equity.
          (b) Except as provided in Section 9.8(a) above, or in the case of fraud by either party or any breach of any representation or warranty of which breach the party making such representation and warranty had actual knowledge at the time it made such representation and warranty, the indemnification provisions set forth in this Article 9 shall provide the exclusive remedy for breach of any representation or warranty set forth in this Agreement.

ARTICLE 10
TAX MATTERS AND INDEMNIFICATION
     10.1 Filing and Cooperation with Respect to Tax Returns.
          (a) The Seller shall cause the Company and DSTC to join in the Seller’s consolidated federal income Tax Returns and shall include the income of the Company and DSTC (including any deferred items triggered into income by Treasury Regulation §1.1502-13 and any excess loss account taken into income under Treasury Regulation §1.1502-19) in Seller’s consolidated federal income Tax Returns for all taxable periods from the Acquisition Date through the Closing Date (“Ownership Tax Periods”) and shall pay all federal income Taxes attributable to such income. For all required Tax Returns other than the above, Seller shall prepare and cause to be filed on a timely basis all Tax Returns for taxable periods of the Company and DSTC ending on or before the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Law. Purchaser shall cause the Company and DSTC to cooperate and furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. The Purchaser shall consult and cooperate with Seller on any elections to be made on Tax Returns of the Company or DSTC for taxable periods ending on or before the Closing Date. Each Tax Return of the Company and DSTC (a “Straddle Period Tax Return”) for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be prepared or caused to be prepared in a manner consistent with its respective Tax Returns for Ownership Tax Periods, except as required by applicable law. Purchaser shall deliver, at least 20 days prior to the due date (taking into account extensions) for the filing of each Tax Return for any Straddle Period, to Seller a statement setting forth the amount of tax for which Seller is responsible pursuant to this Article 10 and a copy of such Tax Return. Seller shall have the right to review such Tax Return and the statement prior to the filing of such Tax Return. Seller and Purchaser agree to consult and attempt to resolve in good faith any issue arising as a result of the review of such Tax Return and statement. Neither Purchaser nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of the Company or DSTC with respect to which Purchaser is not obligated to prepare, or cause to be prepared, the original Tax Returns pursuant to this Section 10.1(a) without the prior written consent of Seller (which consent shall not be unreasonably withheld).
          (b) Cooperation on Tax Matters.
          (i) The Purchaser, the Company, DSTC and the Seller shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, DSTC and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and DSTC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, allow such other party to take possession of such books and records.
          (ii) The Purchaser and the Seller agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
          (iii) The Purchaser and the Seller agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.
     10.2 Tax Indemnification.
          (a) The Seller shall indemnify and hold harmless the Company, DSTC, the Purchaser, and each Affiliate of Purchaser from and against, any Loss attributable to (i) Taxes of the Company or DSTC for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (ii) Taxes of any member of an Affiliated Group of which the Company or DSTC (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign Law; and (iii) Taxes of any Person imposed on the Company or DSTC as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing. The Seller shall pay the Purchaser amounts for which it is responsible under this section not more than ten (10) days after payment of the relevant Taxes by Purchaser, the Company or DSTC. The amount of any indemnification under this Section 10.2(a) shall be adjusted in accordance with the principles set forth in Section 9.6(f).
          (b) In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company or DSTC for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company or DSTC for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
          (c) Seller shall be entitled to retain or, to the extent actually received by or otherwise available to Purchaser or its Affiliate, receive immediate payment from Purchaser or any of its Affiliates of, any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Pre-Closing Tax Period relating to the Company or DSTC. Purchaser and its Affiliates shall not be required to carry back, or apply to prior Tax periods, credits, losses or other Tax attributes that can be carried forward or applied to current or future Tax periods instead. Purchaser shall be entitled to retain or, to the extent actually received by Seller or its Affiliate, receive immediate payment from Seller or any of its Affiliates of, any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Tax period of the Company or DSTC other than a Pre-Closing Tax Period. Any refunds or credits of Taxes with respect to Straddle Periods shall be apportioned to the period ending on the date of the Closing pursuant to the principles set forth in Section 10.2(b). Seller and its Affiliates shall not be required to carry forward, or apply to future Tax periods, credits, losses or other Tax attributes that can be carried back or applied to current or prior Tax periods instead.
     10.3 Audits. If a written claim shall be made by any Governmental Body that would likely result in an indemnity payment pursuant to this Article 10, the party receiving such written claim shall promptly notify the other party of such claim. In the event that a Governmental Body determines a deficiency in any Tax, the party ultimately responsible for such Tax under this Agreement, whether by indemnity or otherwise, shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute; provided that with respect to Straddle Periods, Seller and Purchaser shall jointly control the dispute. The party that is not ultimately responsible for such Tax under this Agreement shall have the right to participate at its own expense in the conduct of any such proceeding involving a Tax claim that would adversely affect such party.
     10.4 Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company and DSTC shall be terminated as of the Closing Date and, after the Closing Date, the Company and DSTC shall not be bound thereby or have any liability thereunder.
     10.5 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the party on whom such obligation is imposed by applicable law, and otherwise or in accordance with prevailing local practice in the applicable jurisdiction. The party responsible for such payment shall pay such Taxes when due, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.
ARTICLE 11
MISCELLANEOUS
     11.1 No Consequential Damages. Except with respect to (i) any claim for indemnification by the Purchaser for Losses arising out of or in connection with any Specified Breach, (ii) any Third Person Claim in which the Third Person seeks to recover any consequential, incidental, indirect, special or punitive damages for which an Indemnified Party is entitled to indemnification pursuant to Article 9 or (iii) as provided in Section 9.3(a), notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits or loss of business reputation or opportunity relating to the breach or alleged breach hereof.
     11.2 Expenses. Except as otherwise provided in this Agreement, each of the Company, the Seller and Purchaser shall bear its own expenses incurred in connection with the sale of the Business, the Company and DSTC, the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (“Deal Expenses”), including all professional, travel and out-of-pocket fees and expenses and all expenses incurred in connection with the auction process engaged in by the Seller and the Company for the sale of the Business, the Company and DSTC; provided, however, that the Seller shall bear the Company’s Deal Expenses (including Deal Expenses related to financial advisors, legal advisors and independent accountants) to the extent not paid by the Company on or prior to Closing.
     11.3 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of either party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     11.4 Governing Law and Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.
     11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Seller or the Company, to:
Monsanto Company
800 N. Lindbergh Boulevard
St. Louis, Missouri 63167
Facsimile: (314) 694-6399
Attention: General Counsel’s Office
With a copy to:
Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Facsimile: (314) 259-2020
Attention: William F. Seabaugh
If to the Purchaser, to:
Bayer CropScience LP
2 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709
Facsimile:
Attention: General Counsel
With a copy to:
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Facsimile: (216) 579-0212
Attention: Sanjiv K. Kapur
     11.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the Company, the Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, except that Purchaser may, at its option, assign this Agreement to any direct or indirect wholly-owned subsidiary or controlled Affiliate of the Purchaser. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.
     11.8 Non-Recourse. This Agreement may only be enforced against, and any claim or clause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either party hereto shall have any liability for any obligations or liabilities of either party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Remainder of Page Intentionally Blank – Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER: BAYER CROPSCIENCE LP
By:	/s/ Michael Gilbert
	Name:	Michael Gilbert
	Title:	Vice President, Cotton

SELLER: MONSANTO COMPANY
By:	/s/ Hugh Grant
	Name:	Hugh Grant
Title:

Signature Page to Purchase Agreement

EXHIBIT A
Execution Version
RELEASE
     This RELEASE (the “Release” or “Agreement”) is entered into on June 19, 2007, by and among Monsanto Company, a Delaware corporation (“Monsanto”), and Bayer CropScience LP, a Delaware limited partnership (“Bayer”).
W I T N E S S E T H
     WHEREAS, pursuant to a Stock Purchase Agreement, dated as of May 31, 2007 (the “Stock Purchase Agreement”), by and among Monsanto and Bayer, Bayer has agreed to purchase and Monsanto has agreed to sell, to Bayer all of the issued and outstanding shares of capital stock of Stoneville Pedigreed Seed Company, a Delaware corporation (“Stoneville”), among other things (the “Acquisition”);
     WHEREAS, under the terms of the Stock Purchase Agreement, Bayer has conditioned its obligations under the Stock Purchase Agreement on Monsanto’s execution and delivery of this Release in order to protect Bayer and Stoneville from the liabilities released herein;
     WHEREAS, in view of the foregoing, Monsanto and Bayer desire to execute and deliver this Release; and
     WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to such terms in the Stock Purchase Agreement.
     NOW, THEREFORE, for and in consideration of the terms of the Stock Purchase Agreement and the contemplated transactions and the value and benefits that Monsanto has received and will receive thereunder, including, without limitation, the Purchase Price payable to Monsanto and the other consideration described in the Stock Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to Bayer to enter into and satisfy its obligations under the Stock Purchase Agreement, Monsanto, intending to be legally bound, hereby agrees as follows:
     1. General Release. Monsanto, on behalf of Monsanto and all successors, representatives, Affiliates, agents and assigns of Monsanto, fully and unconditionally forever releases and discharges Stoneville and its respective successors, assigns, Affiliates and subsidiaries and each of their respective officers, directors, employees, counsel, agents, shareholders, and members, in each case past, current, or as they may exist at any time after this date, and each person, if any, who controls, controlled, or will control any of them within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934 (collectively, the “Releasees”), from any and all claims, demands, manners of action, causes of action, agreements (including, without limitation, any agreements among Stoneville and Monsanto), bonds, bills, contracts, controversies, promises, damages, judgments, claims, debts or liabilities whatsoever whether known or unknown, suspected or unsuspected, both at law and in equity, which Monsanto, or its successors, officers, directors, shareholders, employees, administrators, representatives, Affiliates, agents or assigns, now has, has ever had or hereafter may have against the respective Releasees arising in connection with any action or inaction of Stoneville prior to the Closing and/or the operation of the Business prior to the Closing (all such claims are hereinafter referred to collectively as “Claims”); provided, however, that nothing contained herein shall operate to release, waive, forfeit or reduce any obligations of Stoneville or Bayer arising under the Stock Purchase Agreement or the transactions contemplated thereby, including without limitation, the Ancillary Agreements.
     Monsanto specifically understands, acknowledges and agrees that except for the exclusions specifically set forth in this Section 1 of this Release, this is a full and final release, applying to all of the Claims, whether known or unknown, against Releasees. Except for the exclusions specifically set forth in this Section 1 of this Release, this Release is in full accord, satisfaction and discharge of all of the Claims against Releasees, and has been executed with the express intention of effectuating the full and final extinguishment of all such Claims.
     2. Covenant Not to Sue. Monsanto hereby irrevocably covenants to refrain from directly or indirectly asserting any claim or demand, and from commencing, instituting, or causing to be commenced, any proceeding of any kind against any Releasee, based upon any Claim purported to be released hereby.
     3. Indemnification. Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Monsanto shall indemnify and hold harmless each Releasee from and against any and all loss, damage (including incidental and consequential damages), injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) directly or indirectly arising from, relating to, in connection with or by virtue of (a) the assertion Monsanto of any Claim purported to be released pursuant to this Release, (b) any inaccuracy in or breach of any representation or warranty made by Monsanto in this Release, or (c) any failure on the part of Monsanto to observe, perform or abide by, or any other breach by Monsanto of, any restriction, covenant, obligation or other provision contained in this Release.
     4. Specific Performance. Monsanto agrees that the Releasees would be damaged irreparably in the event that any material provision of this Release were not performed in accordance with its specific terms or is otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, Monsanto agrees that each of the Releasees shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to specific performance of the terms of this Release (without posting a bond or other security).
     5. Unknown Damages; Difference of Fact or Law. Monsanto expressly accepts and assumes the risk that the facts or the law relevant to this Release later may be found to be other than or different from the facts Monsanto now believes to

2

be true and/or the law as Monsanto now believes it to be, and expressly agrees that this Release and the releases given in this Release shall remain valid and in full force and effect notwithstanding any such difference of fact and/or law.
     6. Acknowledgment. Monsanto acknowledges and agrees that the terms and covenants set forth in this Release (a) are essential elements of this Release, and without Monsanto’s agreement to comply with such terms and covenants, Bayer would not have entered into the Stock Purchase Agreement; (b) are manifestly reasonable on their face; and (c) have been designed to be reasonable and no greater than is required for the protection of the Releasees.
     7. No Inducement. Monsanto represents and warrants that: (a) no promise or inducement has been offered to Monsanto in exchange for executing and delivering this Release except as set forth herein or in the Stock Purchase Agreement; (b) this Release is being executed by Monsanto without reliance upon any statement or representation by Bayer or the person or parties released concerning any matter, including the nature and extent of damages, if any, and of legal liability therefor, if any, or in reliance upon any belief as to any fact or matter not expressed in this Release; (c) Monsanto has read, knows, understands and agrees with the releases, covenants and other terms and conditions of this Release; (d) Monsanto expressly acknowledges and agrees that this Release is being executed and delivered with full knowledge of the legal consequences of this Release; (e) Monsanto has not assigned or transferred, either fully or partially, to any person or entity any of the Claims that are being waived, released, settled or discharged hereunder; and (f) Monsanto has the power and authority to execute and deliver this Release and upon its execution and delivery this Release will be the valid, binding and enforceable obligation of such party.
     8. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered as provided in Section 11.5 of the Stock Purchase Agreement.
     9. Facsimile Delivery. This Release may be delivered by facsimile or other means of non-alterable electronic transmission.
     10. Governing Law and Jurisdiction. This Release, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Release or the negotiation, execution or performance of this Release (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Release) shall be governed by and construed in accordance with the internal Laws of the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Release or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District

3

of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties waives any objection to the laying of venue of any action, suit or proceeding arising out of this Release or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.
     11. Expenses Relating to Disputes. The parties agree that in the event of any Proceeding arising out of or in connection with this Release, the prevailing party shall be entitled to recover from losing party all of their costs and expenses incurred in connection therewith, including reasonable attorneys’ and experts’ fees.
     12. Entire Agreement; Amendments and Waivers. This Release, the Stock Purchase Agreement and the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Release can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Release signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Release, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Release shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     13. Interpretation. The headings contained in this Release are inserted for convenience only, do not constitute a part of this Release and shall not affect in any way the meaning or interpretation of this Release. All words used in this Release will be construed to be of such gender or number as the circumstances require. This Release and each of its provisions shall be interpreted according to the fair and common meaning of its terms and shall not be construed in favor of, or against, any party or any Releasee by reason of the extent to which any such Person or such Person’s counsel participated in its drafting or by reason of the extent to which this Release or any such provision hereof is inconsistent with any prior draft hereof.
     14. Severability. If any provision of this Release is held invalid or unenforceable, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4

     15. Further Assurances. Each party shall (at the other party’s expense) execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall (at such other party’s expense) take such other actions, as such Releasee may reasonably request at any time for the purpose of carrying out or evidencing any of the provisions of this Release.
     16. Obligations Absolute. Each party’s obligations under this Release are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of any other party) of any provision of the Stock Purchase Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the other parties or any other Person.
[Remainder of Page Intentionally Blank — Signature Page Follows]

5

     IN WITNESS WHEREOF, the parties have executed this Release as of the date first above written.

MONSANTO COMPANY
By:	David F. Snively
Name: David F. Snively
Title: Senior Vice President, Secretary and General Counsel

BAYER CROPSCIENCE LP
By:	Michael Gilbert
Name: Michael Gilbert
Title: Vice President, Cotton